UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

AdaptHealth Corp.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 22, 2022

Dear Stockholders of AdaptHealth Corp.:

You are cordially invited to attend the Annual Meeting of Stockholders of AdaptHealth Corp. The meeting will be held on June 22, 2022 at 10:30 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AHCO2022. We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement accompanying this notice:

(1)	To elect three Class III directors for a three-year term;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

(3)	To approve, in a non-binding advisory vote, the compensation of our named executive officers as described in this proxy statement (“say-on-pay”);

(4)	To approve, in a non-binding advisory vote, the frequency of an advisory vote on the compensation of our named executive officers in future years (“say-on-frequency”); and

(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for the Annual Meeting is April 26, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. The Notice of Internet Availability of Proxy Materials (Notice), proxy statement and form of proxy are being distributed and made available on the Internet on or about May 13, 2022.

By Order of the Board of Directors
/s/ Christopher Joyce
Christopher Joyce
Secretary

April 29, 2022

Whether or not you expect to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in your proxy materials.

ADAPTHEALTH CORP.

220 WEST GERMANTOWN PIKE SUITE 250

PLYMOUTH MEETING, PA

PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

June 22, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

Our board of directors is soliciting proxies for our 2022 Annual Meeting of Stockholders, or the Annual Meeting, to be held on June 22, 2022 at 10:30 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting of stockholders conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AHCO2022.

We will provide access to our proxy materials via the Internet at https://www.adapthealth.com/investor-relations, rather than in hard copy. We will mail a notice containing instructions on how to access this proxy statement and our annual report on or about May 13, 2022 to all stockholders entitled to vote at the Annual Meeting. The proxy statement, form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2021 are being distributed and made available on the Internet on or about May 13, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 22, 2022:

Pursuant to the rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021, over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record entitled to vote at the Annual Meeting with instructions for accessing the proxy materials and voting over the Internet or by telephone. We intend to mail the Notice on or about May 13, 2022 to all stockholders entitled to vote at the Annual Meeting.

All stockholders entitled to vote at the Annual Meeting will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials may be found in the Notice.

The Notice will also identify the date and time of the Annual Meeting; the matters to be acted upon at the meeting and the board of directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2021, and a form of proxy relating to the Annual Meeting; information on how to access and vote the form of proxy; and information on how to attend the virtual meeting and vote should stockholders choose to do so.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why did I receive these materials?	We have sent you these proxy materials because the board of directors (the “board”) of AdaptHealth Corp. (the “Company”) is soliciting your proxy to vote at our Annual Meeting of Stockholders on June 22, 2022 (the “Annual Meeting”). These proxy materials contain information about the items being voted on at the Annual Meeting and information about us.

How can I attend and participate in the Annual Meeting?	The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/AHCO2022. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, proxy card, or voting instruction card. The Annual Meeting will begin promptly at 10:30 a.m. Eastern Time on June 22, 2022. We encourage you to access the virtual meeting website prior to the start time.

What if I have technical difficulties or trouble accessing the virtual meeting website?	Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website login page.

Who is entitled to vote?	The record date for the Annual Meeting is April 26, 2022. This means that holders of our Common Stock on such date are entitled to vote at the Annual Meeting. As of April 26, 2022, there were 134,267,619 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?	Each share of our Common Stock is entitled to one vote on each matter properly submitted for stockholder action at the Annual Meeting.

What am I voting on?	You will be voting on the following:

• To elect to the board of directors the three nominees named in this proxy statement who have been nominated by the board of directors to continue to serve as Class III directors and whose current terms will expire at the Annual Meeting;

•      To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2022;

•      To approve, in a non-binding advisory vote, the compensation of our named executive officers as described in this proxy statement (“say-on-pay”); and

•      To approve, in a non-binding advisory vote, the frequency of an advisory vote on the compensation of our named executive officers in future years (“say-on-frequency”).

How do I vote?	You may vote in the following ways:

• At the Annual Meeting: You may vote your shares electronically at the Annual Meeting by using the control number on your Notice, proxy card, or voting instruction form and following the instructions at www.virtualshareholdermeeting.com/AHCO2022. If you have already voted previously by telephone or Internet, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote.
• By Telephone or Internet: If you hold your shares in street name or in an account at a brokerage firm or bank, you may be able to vote your shares by telephone or over the Internet. Please follow the instructions on your proxy or voting instruction card.
• By Mail: You may vote by marking, dating and signing your proxy card and promptly returning it by mail in the enclosed envelope.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?	Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If no direction is indicated, your shares will be voted “FOR” the election of the Class III nominees, “FOR” Proposals 2 and 3 and “ONE YEAR” on Proposal 4 regarding the frequency of an advisory vote on the compensation of our named executive officers in future years.

How do I change or revoke my proxy?	Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attendance at the Annual Meeting and voting electronically.

What does it mean if I receive more than one proxy or voting instruction card?	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares.

What constitutes a quorum?	Any number of stockholders, together holding at least a majority in voting power of the capital stock of the Company issued and outstanding and generally entitled to vote in the election of directors, present or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business. Abstentions and “broker non-votes” are counted as shares “present” at the meeting for purposes of determining whether a quorum exists. A “broker non-vote” occurs when shares held of record by a bank, broker or other holder of record for a beneficial owner are deemed present at the meeting for purposes of a quorum but are not voted on a particular proposal because that record holder does not have discretionary voting power for that particular matter under the applicable rules of the Nasdaq Stock Market and has not received voting instructions from the beneficial owner.

What vote is required in order to approve Proposals 1, 2, 3 and 4?	Proposal 1 (Election of Directors): The three nominees named in this proxy statement who have been nominated by the board of directors to continue to serve as Class III directors will be elected to the Class III directorships by plurality vote. This means that the three nominees with the most votes cast in their favor will be elected to the Class III directorships. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. If you do not want to vote your shares for a nominee, you may indicate that in the space provided on the proxy card or the voting instruction card or withhold authority as prompted during telephone or Internet voting. In the unanticipated event that a director nominee is unable or declines to serve, the proxy will be voted for such other person as shall be designated by the board of directors to replace the nominee, or in lieu thereof, the board may reduce the number of directors.

Proposal 2 (Ratification of Appointment of KPMG LLP): This proposal requires the affirmative vote of a majority of the votes cast by the holders of our outstanding Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Proposal 3 (Say-on-Pay): Please note that the “say-on-pay” vote is only advisory in nature and has no binding effect on us or our board of directors. Our board of directors will consider Proposal 3 approved if the votes cast in favor of such proposal exceed the votes cast against such proposal.

Proposal 4 (Say-on-Frequency): Please note that the “say-on-frequency” vote is only advisory in nature and has no binding effect on us or our board of directors. Our board of directors will consider the frequency option that receives the highest number of votes to be the option recommended by stockholders.

May my broker vote my shares?	Brokers may no longer use discretionary authority to vote shares on the election of directors or non-routine matters if they have not received instructions from their clients. It is important, therefore, that you cast your vote if you want it to count in the election of directors (Proposal 1), Say-on-Pay (Proposal 3) and Say-on-Frequency (Proposal 4). Your broker has the authority to exercise discretion with respect to ratification of appointment of KPMG LLP (Proposal 2) if it has not received your instructions for that proposal because that matter is treated as routine under applicable rules.

How will voting on any other business be conducted?	We do not know of any business or proposals to be considered at the Annual Meeting other than those set forth in this proxy statement. If any other business is properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter in their sole discretion. In accordance with our bylaws, no business (other than the election of the three Class III nominees, Proposal 2, Proposal 3 or Proposal 4) may be brought before the Annual Meeting, or any adjournment or postponement thereof, unless such business is brought by or at the direction of the board of directors or a committee of the board of directors.

Who will count the votes?	Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on June 22, 2022

The 2022 Proxy Statement, a form of proxy and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 are available at: https://www.adapthealth.com/investor-relations.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this proxy statement to:

•	“AeroCare Merger Agreement” are to the merger agreement, dated as of December 1, 2020, by and between the Company, AH Apollo Merger Sub Inc., AH Apollo Merger Sub II, Inc., AeroCare Holdings, Inc. and Peloton Equity, LLC;

•	“AdaptHealth Holdings” are to AdaptHealth Holdings LLC;

•	“BlueMountain” are to BlueMountain Capital Management LLC and its affiliates, collectively;

•	“BlueMountain Entities” are to BlueMountain Summit Opportunities Fund II (US) L.P., BMSB L.P., BlueMountain Foinaven Master Fund L.P. and BlueMountain Fursan Fund L.P., collectively;

•	“BlueMountain Board Designee Rights Letter Agreement” are to the letter agreement, dated as of November 8, 2019, by and between the Company, AdaptHealth Holdings and the BlueMountain Entities;

•	“BM Notes” are to the promissory notes previously made by AdaptHealth Holdings to the BlueMountain Entities (or their permitted transferees), collectively;

•	“Business Combination” are to the transactions contemplated by the Agreement and Plan of Merger, dated July 8, 2019 and as amended on October 15, 2019, by and between AdaptHealth Holdings and DFB Healthcare Acquisitions Corp.;

•	“Closing” are to the closing of the Business Combination, which occurred on November 8, 2019;

•	“Common Stock” are to our Common Stock, par value $0.0001 per share;

•	“Deerfield” are to Deerfield Private Design Fund IV, L.P.;

•	“Deerfield Subscription Agreement” are to the Amended and Restated Subscription Agreement, dated as of October 15, 2019, among DFB, Deerfield and RAB Ventures (DFB) LLC;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“management” or our “management team” are to our officers and directors;

•	“OEP” are to One Equity Partners VII, L.P. and its affiliates, collectively;

•	“OEP Investment Agreement” are to the investment agreement, dated as of May 25, 2020, by and between the Company, OEP AHCO Investment Holdings, LLC and solely for purposes of Section 3.10 thereof, OEP; and

•	“Securities Act” are to the Securities Act of 1933, as amended.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our board of directors is divided into three staggered classes of directors, designated Class I, Class II and Class III, with each class having a three-year term. Vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are three directors in Class III whose term of office expires in 2022. Each of the nominees for election to Class III, Messrs. Brad Coppens and Dale Wolf and Dr. Susan Weaver, has been recommended by the nominating and governance committee of the board of directors for election and nominated by the board of directors for election at the Annual Meeting and is currently a member of our board of directors. If re-elected at the Annual Meeting, each of these nominees would serve until our 2025 annual meeting of stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees for Election for a Three-Year Term Expiring at the 2025 Annual Meeting—Class III

The following table sets forth the name, age and position of each of our nominees as of April 29, 2022:

Name	Age	Position
Brad Coppens	40	Director
Dr. Susan Weaver	61	Director
Dale Wolf	68	Director

The following is biographical information as of April 29, 2022 for our nominees:

Brad Coppens has served on our board of directors since July 2020. Mr. Coppens is a Senior Managing Director of InTandem Capital Partners. Brad has been identifying, evaluating and executing private equity transactions in the healthcare services sector for more than 16 years. In addition to AdaptHealth, Brad serves on the board of directors at Vivo Infusion and Providence Care. Before joining InTandem, he was a Senior Managing Director at One Equity Partners. Mr. Coppens has focused principally in the healthcare industry and has worked on numerous investments in both the healthcare and technology-enabled services industries. From 2012 to 2014, Brad lived in São Paulo, Brazil and led One Equity Partners’ prior investing efforts in the region. Mr. Coppens has served as a member of the boards of directors of AdaptHealth, AMT/RestorixHealth, Ernest Health, OneLink, ResultsCX, Allied, Cless Cosméticos, Portal de Documentos, Prodigy Health Group, Simplura Health Group, Systagenix Wound Management, Unicoba, Wow! Nutrition and X-Rite. Mr. Coppens was also deeply involved in One Equity Partners’ investments in ArthroCare and Wright Medical. Prior to One Equity Partners, Mr. Coppens worked in the investment banking division of JPMorgan in the mergers and acquisitions group where he focused on healthcare and various other industries. Mr. Coppens is actively involved in a number of non-profit organizations and serves as a board member of The TEAK Fellowship. Mr. Coppens received his B.B.A. from the Stephen M. Ross School of Business at the University of Michigan, where he graduated with high distinction.

Susan Weaver, M.D. has served on our board of directors since February 2018. She is the Chief Executive Officer and President of Kepro, a medical management company that facilitates care for vulnerable populations on behalf of state and federal clients. She previously served as the Chief Executive Officer of C 3 HealthcareRX and as the Founder and President of Transformation Health Partners, LLC. Dr. Weaver also served as the Chief Medical Officer for Blue Cross Blue Shield of North Carolina from 2014 to 2015 after serving as the Vice President, Health Delivery Redesign from 2012 to early 2014. Prior to joining Blue Cross Blue Shield of North Carolina, Dr. Weaver served in various leadership roles at WakeMed Health & Hospitals including Executive Vice President, Medical Affairs. Dr. Weaver also previously served as an Executive Director and Physician and founding member for Alliance Medical Ministry, a 501(c)(3) providing medical care to the working uninsured of Wake County, North Carolina. She holds an M.D. from Duke University School of Medicine and a B.S. in Psychology from Duke University.

Dale Wolf has served on our board of directors since the Closing. Mr. Wolf has served as a member of the board of directors of EHealth, Inc. since 2019 and as chairman of the board since 2021. He has also served as a member of the board of directors of Molina Healthcare, Inc. since 2013 and as chairman of the board since 2017. Mr. Wolf served as the President and Chief Executive Officer of Onecall Care Management Inc. from January 2016 to February 2019 and as executive chairman from September 2015 to January 2016. Mr. Wolf served as the President and Chief Executive Officer of DBW Healthcare, Inc. from January 2014 to June 2018. Mr. Wolf served as the executive chairman of Correctional Healthcare Companies, Inc., a national provider of correctional health care solutions, from December 2012 to July 2014. From 2005 to 2009, Mr. Wolf served as Chief Executive Officer of Coventry Health Care, Inc., a diversified national health care company, and served as the Executive Vice President, Chief Financial Officer and Treasurer of Coventry Health Care, Inc. from 1996 to 2005. Mr. Wolf was also a member of the boards of directors of Correctional Healthcare Companies, Inc. from 2012 to 2014, Coventry Healthcare, Inc. from 2005 to 2009 and Catalyst Health Solutions, Inc. from 2003 to 2012. Mr. Wolf graduated from Eastern Nazarene College with a Bachelor of Arts degree in Mathematics, with honors, and from the MIT Sloan School Senior Executive Program. He has also been a fellow in the Society of Actuaries since 1979.

If a quorum is present and voting at the Annual Meeting, the nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2023 Annual Meeting—Class I

The following table sets forth the name, age and position of each of our Class I directors as of April 29, 2022:

Name	Age	Position
Richard Barasch	68	Chairman of the Board
Stephen Griggs	64	Chief Executive Officer, Director
Gregory Belinfanti	47	Director

Richard Barasch has served as our Chairman since our formation and served as the President and Chief Executive Officer of DFB from our formation to the Closing. Mr. Barasch was Chief Executive Officer of Universal American Corp., a publicly-traded health insurance and services company focused on the senior market and government programs, from 1995 until Universal American’s acquisition by WellCare Health Plans in May 2017. Mr. Barasch has developed an extensive network of contacts throughout the healthcare industry and speaks regularly at industry conferences as a healthcare services expert. He is currently Executive Chairman of DFP Healthcare Acquisitions Corp and Deerfield Healthcare Technology Acquisitions Corp. He serves on the Board of Advisors of the Health Policy and Management program at the Columbia University School of Public Health and the Brown School of Public Health. He also serves on the Board of Trustees of the Maimonides Medical Center in Brooklyn, New York. Mr. Barasch graduated from Swarthmore College and Columbia University Law School.

Stephen Griggs joined the Company as Co-Chief Executive Officer in February 2021 and became Chief Executive Officer in June 2021. In November of 2000, Mr. Griggs formed AeroCare and served as its Chairman and Chief Executive Officer. Prior to joining AeroCare, Mr. Griggs served as President of Rotech Medical Corp., a publicly-traded provider of home medical equipment, respiratory equipment and services, and respiratory (nebulizer) medications for home use. Mr. Griggs practiced as a CPA with a prominent accounting firm located in Orlando, Florida. Mr. Griggs was one of the founders of Nexus Group, Inc. and is one of its principals and Managing Directors. Nexus Group provides advisory services in the area of mergers and acquisitions. Mr. Griggs holds a B.S.B.A. in Business Management from East Tennessee State University and a B.S.B.A. in Accounting from University of Central Florida.

Gregory Belinfanti has served on our board of directors since September 2021. Greg is a Senior Managing Director and a member of the Investment Committee at One Equity Partners. During his tenure at OEP, Mr. Belinfanti has worked on a number of investments in the healthcare and business services industries and has led many of OEP’s healthcare transactions. Mr. Belinfanti is a member of the Board of Directors of InfuCareRx, Montgomery Transportation, Ernest Health and AMT, and has previously been a member of the Board of Directors of The Results Companies, PS Logistics, Apollo Health Street, ArthroCare, Celltrion Healthcare, EGS, OneLink, Prodigy, Simplura Health Group, and Systagenix. Prior to joining OEP, Mr. Belinfanti served as a Vice President in the Investment Banking division of Lehman Brothers, specializing in Global Healthcare. Mr. Belinfanti received his B.A. in Politics from New York University and his J.D. from Harvard University.

Directors Continuing in Office Until the 2024 Annual Meeting—Class II

The following table sets forth the name, age and position of each of our Class II directors as of April 29, 2022:

Name	Age	Position
Terence Connors	67	Director
Ted Lundberg	47	Director
Joshua Parnes	44	President, Director
David Williams III	49	Director

The following is biographical information as of April 29, 2022 for our Class II directors:

Terence Connors has been a member of our board of directors since the Closing. Mr. Connors brings to the board 40 years of public accounting experience. Mr. Connors retired in September 2015 from KPMG LLP, where he served as Professional Practice Partner, SEC Reviewing Partner and as a member of KPMG’s board of directors (2011-2015), where he chaired the Audit, Finance & Operations Committee. Prior to joining KPMG in 2002, he was a partner with another international accounting firm. During his career, he served as a senior audit and global lead partner for numerous public companies, including Fortune 500 companies. Mr. Connors currently serves as a board member and audit committee chairman of two other public companies: Suburban Propane Partners L.P.  and FS Credit Real Estate Investment Trust, Inc.   Mr. Connors previously served as a trustee of St. Joseph’s Preparatory School in Philadelphia and also served as Chairman and President of the Philadelphia Chapter of the National Association of Corporate Directors (NACD). Mr. Connors received his B.S. in Accounting from LaSalle University.

Ted Lundberg has served on our board of directors since February 2021. Mr. Lundberg is a Founding Partner at Peloton Equity, LLC. Peloton Equity is a private equity firm that focuses on investing in growing healthcare companies. He previously worked at Ferrer Freeman & Company and prior to that, Donaldson, Lufkin and Jenrette. Mr. Lundberg currently serves on the boards of Arcadia Solutions, Inc. HPOne, Inc., Friday Health Plans, Inc., ClearSky Health, Inc., Aerosafe Global, Inc. and IDX, Inc. Mr. Lundberg holds a B.A. degree from Princeton University.

Joshua Parnes joined AdaptHealth Holdings in 2013 with the acquisition of Ocean Home Health and was appointed President of AdaptHealth Holdings in August 2017. Mr. Parnes has served on our board of directors since the Closing. Mr. Parnes is a home medical equipment (“HME”) entrepreneur building Ocean Home Health from a startup into a technology-focused HME and Diabetes provider and has over 18 years of Strategy and operating experience in the home medical equipment industry. Josh focuses on Technology, Strategy and Operations.

David S. Williams III has served on our board of directors since July 2020. Mr. Williams is a serial entrepreneur and currently co-founder and CEO of Care3, a digital health equity solution for health plans and providers. Prior to Care3, Mr. Williams was Co-Founder and CEO of InvolveCare (funded by Aetna) and a Founding Executive of PatientsLikeMe (acquired by United Health Group). He has also held corporate positions at Eli Lilly and Company and Deloitte. Mr. Williams also currently serves on the board of directors of Lifespace Communities, Inc., a private senior living company with 14 locations in seven states. Mr. Williams is a Henry Crown Fellow of The Aspen Institute and a member of the Aspen Global Leadership Network. Mr. Williams earned a BS in Economics and Entrepreneurial Management from The Wharton School of the University of Pennsylvania and an MBA in Digital Strategy with a certificate in Corporate Governance from the UCLA Anderson School of Management.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022 and has further directed that the selection of the independent registered public accounting firm be submitted for ratification by our stockholders at the Annual Meeting. KPMG LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as our independent registered public accounting firm and certain other activities as described below.

Neither our bylaws nor our other organizational documents or applicable law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests or those of our stockholders.

KPMG LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm

KPMG LLP, which served as our independent registered public accounting firm for the fiscal years ended December 31, 2021 and 2020, provided audit, audit-related and tax services to us during those fiscal years. The following table presents fees for professional services rendered by our independent registered public accounting firm:

Type of Fees	Fiscal 2021	Fiscal 2020
Audit Fees	$4,560,000	$2,846,500
Audit-Related Fees	---	724,000
Tax Fees	1,863,155	883,586
All Other Fees	---	----
Total	$6,423,155	$4,454,086

Audit Fees

This category includes fees associated with our annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting and the review of our quarterly reports on Form 10-Q. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, and the review of our SEC regulatory filings as well as audits of acquired entities. The audit fees for 2021 include fees for the audit of the Company’s consolidated financial statements and the audit of the effectiveness of the Company’s internal control over financial reporting, while the audit fees for 2020 include fees for the audit of the Company’s consolidated financial statements only.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and are not reported as “audit fees”. No audit-related fees were billed to us in 2021. The audit-related fees in 2020 include due diligence services relating to mergers and acquisitions.

Tax Fees

This category includes fees for services provided for tax compliance, tax planning and advice on mergers and acquisitions. The higher tax fees in 2021 as compared to 2020 was due to increased merger and acquisition activity in that period.

All Other Fees

There were no other fees billed to us for 2021 or 2020.

Audit Committee Pre-Approval Policies and Procedures

Our policy is that all audit and non-audit services must be pre-approved by the audit committee. The authority to grant pre-approvals of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting. All of such services and fees were pre-approved during the fiscal year ended December 31, 2021.

Vote Required for Approval

The approval of the ratification of appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast by the holders present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the ratification of appointment of KPMG LLP.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” THE APPROVAL OF THE RATIFICATION OF SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2022.

PROPOSAL NO. 3 – SAY-ON-PAY

Background

Section 14A of the Exchange Act requires us to request stockholder approval, on an advisory basis, of the compensation paid to our named executive officers (“NEOs”) as disclosed pursuant to the SEC’s compensation disclosure rules. This proposal is commonly known as a “say-on-pay” proposal.

As part of our compensation committee’s efforts to ensure that the interests of our NEOs are aligned with those of our stockholders, our compensation committee will consider the results of this “say-on-pay” vote on executive compensation. Our compensation committee will consider stockholder feedback when reviewing, designing and implementing our executive compensation program.

The Compensation Discussion and Analysis beginning on page 25 of this proxy statement sets forth detailed information about our executive compensation program. As discussed there, our executive compensation program is designed to:

•	Link pay with performance
•	Provide an appropriate mix of fixed and at-risk compensation to attract and retain key talent who thrive in a results-driven environment
•	Set competitive pay levels to effectively attract and retain key talent

Consistent with these goals our executive compensation program emphasizes performance-based pay, with 2021 metrics including Adjusted EBITDA and gross pre-tax annual run-rate cost savings and revenue synergies, as well as equity-based pay being tied to, or in the case of the CEO and President, contingent on stock price performance. Outcomes for the year are aligned with our performance and achievements, reflecting our overall commitment to pay for performance.

Vote Required for Approval

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the non-binding approval of our fiscal 2021 executive compensation. The affirmative vote of a majority of all votes cast at the Annual Meeting or by proxy is required to approve this non-binding advisory proposal. For purposes of this non-binding advisory vote, any shares not voted (whether by abstention, broker non-vote, or otherwise) will not be counted as a vote cast and will have no impact on the result of the vote, although abstentions will count toward the presence of a quorum.

The vote of the stockholders with respect to this proposal is an advisory vote, and the results will not be binding on our board of directors. However, the board of directors and our compensation committee, which is composed entirely of independent directors, will consider the outcome of the vote when making future decisions regarding executive compensation.

Recommendation of our Board of Directors

As an advisory vote, this proposal is not binding upon the Company. However, our compensation committee will use stockholder feedback, both as expressed by your “say-on-pay” vote and as provided directly to us, as an important consideration in making future NEO compensation decisions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE FOLLOWING RESOLUTION:

RESOLVED, THAT THE STOCKHOLDERS OF THE COMPANY APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR FISCAL 2021, AS DISCLOSED WITHIN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE EXCHANGE ACT (ITEM 402 OF REGULATION S-K), WHICH DISCLOSURE INCLUDES THE COMPENSATION DISCUSSION AND ANALYSIS, SUMMARY EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVE INFORMATION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4 – SAY-ON-FREQUENCY

Background

As required by Section 14A of the Exchange Act, we are seeking our stockholder views on how frequently we should hold future advisory “say-on-pay” votes with regard to the compensation of our NEOs. Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding and advisory basis, to express their preference as to whether a “say-on-pay” advisory vote should occur every year, every two years or every three years. This Proposal No. 4 asks stockholders to submit their “say-on-frequency” preference (having a choice of: every year, every two years or every three years), or stockholders may abstain from voting on the proposal.

Vote Required for Approval

You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN” with respect to the non-binding approval of the frequency of future “say-on-pay” votes. The affirmative vote of a majority of all votes cast at the Annual Meeting or by proxy is required to approve this non-binding advisory proposal. For purposes of this non-binding advisory vote, any shares not voted (whether by abstention, broker non-vote, or otherwise) will not be counted as a vote cast and will have no impact on the result of the vote, although abstentions will count toward the presence of a quorum.

The vote of the stockholders with respect to this proposal is an advisory vote, and the results will not be binding on the board of directors. However, the board of directors will consider the outcome of the vote when determining the frequency of the “say-on pay” advisory votes.

Recommendation of our Board of Directors

After careful consideration, it is the opinion of the board of directors that an advisory “say-on-pay” vote every year is the most appropriate option for us. We believe that an annual voting frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies, and practices in connection with our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. In addition, given our stage of development and structure, we believe that a vote occurring once every year will permit the Company to have the appropriate time to consider feedback received from our stockholders, review whether any changes to our executive compensation policies and programs should be implemented, and evaluate the results of those changes, if any, before a new advisory vote is held.

Accordingly, the board of directors has determined that an advisory “say-on-pay” vote shall be held every year, subject to approval by stockholders of such frequency. As an advisory vote, the result of the vote is not binding. However, the board of directors values the opinions of our stockholders in their vote on this matter, and therefore, if the frequency approved by our stockholders is not every year, the board of directors will again consider the appropriate frequency of the advisory “say-on-pay” vote, taking into account the outcome of the advisory stockholder vote.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE OF “ONE YEAR” FOR THE FREQUENCY WITH WHICH STOCKHOLDERS OF THE COMPANY SHALL BE ENTITLED TO HAVE AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Board of Directors and Terms of Office of Officers and Directors

Our board of directors is divided into three classes of directors with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the Class III directors, consisting of Messrs. Coppens and Wolf and Dr. Weaver will expire at this annual meeting of stockholders. The term of office of the Class I directors, consisting of Messrs. Barasch, Belinfanti and Griggs, will expire at our 2023 annual meeting of stockholders. The term of office of the Class II directors, consisting of Messrs. Connors, Parnes, Lundberg and Williams, will expire at our 2024 annual meeting of stockholders.

Pursuant to the terms of the Deerfield Subscription Agreement, Deerfield was entitled, at the Closing, to designate for nomination by us for election one director to serve on our board of directors. Deerfield designated Dr. Susan Weaver.

Pursuant to the terms of the BlueMountain Board Designee Rights Letter Agreement, the BlueMountain Entities or their permitted transferees holding a majority of the outstanding principal amount under the BM Notes had the right, until August 19, 2021, which was the date on which the BM Notes were repaid in full, to designate and nominate for election one director to our board of directors. BlueMountain’s designee was Dale Wolf.

Pursuant to the terms of the OEP Investment Agreement, for as long as OEP holds beneficial ownership of at least 25% of the shares of capital stock of the Company purchased thereunder, OEP has the right to designate and nominate for election one director to our board of directors. OEP’s initial designee was Brad Coppens. OEP’s sole current designee is Gregory Belinfanti.

Pursuant to the terms of the AeroCare Merger Agreement, for so long as Peloton Equity AeroCare SPV I, L.P. and SkyKnight Aero Holdings, LLC or an affiliate thereof (the “AeroCare Sellers”) hold in the aggregate among them at least 35% of the share consideration issued to them under the AeroCare Merger Agreement, on an as-converted basis, the AeroCare Sellers have the right to nominate one director to our board of directors. The AeroCare Sellers’ designee is Ted Lundberg.

The board held 16 meetings during 2021. During 2021, each of our incumbent directors attended at least 90% of the meetings of the board of directors and at least 75% of the meetings of the committees of the board of directors on which that director served (in each case, which were held during the period for which such incumbent director was a director). We do not have a policy regarding director attendance at annual meetings, but we encourage the directors to attend if possible. Our Chairman of the board of directors and certain other of our directors attended the 2021 annual meeting of stockholders.

Officers are appointed by our board of directors and serve at the discretion of our board of directors, rather than for specific terms of office.

Director Independence

Our shares of Common Stock are listed on the Nasdaq Capital Market and trade under the symbol “AHCO”, and we are subject to Nasdaq listing standards. Nasdaq Listing Rule 5605 requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A 3 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A 3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the composition of our board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. Barasch, Williams, Belinfanti, Wolf, Coppens, Lundberg and Connors and Dr. Weaver, representing eight of our ten directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq Listing Rule 5605(a)(2).

Our board of directors also determined that Messrs. Wolf, Lundberg, Coppens and Connors, who comprise our audit committee, Messrs. Barasch, Wolf, Belinfanti, Williams and Coppens who comprise our compensation committee, and Messrs. Connors, Coppens, Lundberg, Belinfanti and Barasch and Dr. Weaver, who comprise our nominating and governance committee, satisfy the independence standards for such committees established by the Securities and Exchange Commission, or the SEC, and Nasdaq listing standards, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including beneficial ownership of our capital stock.

Board Leadership Structure and Role in Risk Oversight

Richard Barasch serves as the Chairman of our board of directors, Stephen Griggs serves as our Chief Executive Officer and Joshua Parnes serves as our President. We believe that the most effective leadership structure at the present time is to have separate Chairman, Chief Executive Officer and President positions because this allows the board of directors to benefit from having multiple strong voices bringing separate views and perspectives to meetings. Our board of directors has established an Executive Committee, consisting of Richard Barasch, Stephen Griggs, Ted Lundberg, Joshua Parnes and Gregory Belinfanti, to which the board has delegated certain decision-making power, including the ability to approve (i) any merger or acquisition transaction or capital expenditure transaction involving an aggregate cash investment or purchase price between $15 million and $40 million and (ii) any merger or acquisition transaction with an equity consideration component up to an aggregate purchase price of $40 million.

Our board of directors is responsible for overseeing the overall risk management process at the Company. Risk management is considered a strategic activity within the Company and, responsibility for managing risk currently rests with executive management while the board participates in the oversight of the process. The oversight responsibility of our board is enabled by management reporting processes designed to provide visibility to the board about the identification, assessment, and management of critical risks. Those areas of focus include strategic, operational, financial and reporting, compliance and other risks. Our audit committee enhances the board’s oversight of risk management and discusses with management, the independent auditor and the internal auditor policies with respect to risk assessment and risk management, including significant operating and financial risk exposures and the steps management has taken to monitor, control and report such exposures. Further, our compensation committee enhances the board’s oversight of risk management by considering the impact of the Company’s compensation policies and plans, and the incentives created by the Company’s compensation policies and plans, on the Company’s risk profile.

Board Diversity

The following presents our board of directors diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors. As we pursue future board of directors recruitment efforts, our Nominating and Governance Committee will continue to seek out candidates who can contribute to the diversity of views and perspectives of our board of directors.

Board Diversity Matrix (as of April 29, 2022)
Total Number of Directors			10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity Directors	1	8	-	1

Part II: Demographic Background
African American or Black	-	2	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	6	-	-
Two or More Races or Ethnicities	-	-	-	-

LGBTQ+		-

Did Not Disclose Demographic Background		1

Committees of the Board of Directors

The standing committees of our board of directors currently consist of an audit committee, a compensation committee, a nominating and governance committee and a compliance committee. Each committee reports to the board of directors as they deem appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

Our audit committee consists of Terence Connors, Dale Wolf, Ted Lundberg and Brad Coppens, and Mr. Connors serves as chairman of the audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. We have determined that each of Messrs. Connors, Wolf, Lundberg and Coppens qualifies as independent under Nasdaq listing standards and applicable SEC rules with respect to audit committee membership. We have also determined that Mr. Connors qualifies as an “audit committee financial expert” as defined in applicable SEC rules. During fiscal year 2021, our audit committee met 6 times, including telephonic meetings.

The audit committee charter, which is available on our website at https://www.adapthealth.com/investor-relations, details the principal functions of the audit committee including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•	pre approving all audit and non audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us, and establishing pre approval policies and procedures;

•	reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality control procedures and (ii) any material issues raised by the most recent internal quality control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S K promulgated by the SEC prior to us entering into such transaction; and

•	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Our compensation committee consists of Brad Coppens, Richard Barasch, Dale Wolf, David Williams and Gregory Belinfanti, and Mr. Coppens serves as chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. We have determined that each of Messrs. Coppens, Barasch, Wolf, Williams and Belinfanti qualifies as independent under Nasdaq listing standards and applicable SEC rules. Our compensation committee held 3 meetings during 2021. The compensation committee charter, which is available on our website at https://www.adapthealth.com/investor-relations, details the principal functions of the compensation committee including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

•	reviewing and approving the compensation of all of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our equity based remuneration plans;

•	assisting management in complying with our SEC filings;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee is responsible for determining appropriate compensation levels and arrangements for our executive officers and directors, ensuring that our compensation program is consistent with our compensation philosophy and peer company practices. In making these determinations, the compensation committee considers each executive officer’s individual performance, the recommendations of our Chief Executive Officer and President and additional factors, such as the executive officer’s responsibilities, experience level and tenure. In 2020, the Company engaged Farient to provide a market assessment of director compensation, which our compensation committee also considered in determining the compensation for our directors. The Company engaged Farient again in 2021 to design a long-term incentive plan for the Company’s top executives, which recommendations were considered by our compensation committee in determining the equity compensation awards made to our top executives in 2022. In addition, the Company engaged ClearBridge in 2021 to provide executive compensation consulting services as described in the Compensation Discussion and Analysis on page 27 of this proxy statement.

In determining the levels and mix of executive and director compensation, our compensation committee does not generally rely on formulaic guidelines, but rather maintains a flexible approach to compensation determinations, which allows it to adapt the various elements of compensation to motivate individual executives and achieve our specific strategic and financial goals. The compensation committee then approves, with any modifications it deems appropriate, base salaries, target annual incentive bonuses and grants for our executive officers and directors, as applicable.

Our Chief Executive Officer and President do not have a role in setting their own base salary, annual bonus or the size of their annual equity compensation awards. The compensation committee reviews the specific corporate goals and objectives relevant to the compensation of our Chief Executive Officer and President and evaluates their respective performance and pay in light of these goals and objectives. Our Chief Executive Officer and President provide recommendations for each executive officer’s base salary, annual bonus and target annual equity compensation award, as well as recommendations with respect to director compensation, for the compensation committee’s review.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC. Other than the engagements of Farient and ClearBridge described above, the compensation committee has not retained a compensation consultant to recommend or assist in determining the amount or form of executive or director compensation.

The compensation committee may delegate to any one of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances.

Nominating and Governance Committee

Our nominating and governance committee is responsible for, among other matters: (i) identifying individuals qualified to become members of our board of directors consistent with criteria approved by our board; (ii) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (iii) identifying best practices and recommending corporate governance principles; and (iv) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Our nominating and governance committee consists of Terence Connors, Dr. Susan Weaver, Brad Coppens, Ted Lundberg, Gregory Belinfanti and Richard Barasch, with Mr. Barasch serving as the chair of the nominating and governance committee. We have determined that each of Messrs. Connors, Coppens, Lundberg and Barasch and Dr. Weaver qualifies as independent under Nasdaq listing standards and applicable SEC rules. Our nominating and governance committee held 3 meeting during 2021. The written charter for the nominating and corporate governance committee is available on our website at https://www.adapthealth.com/investor-relations.

Subject to the OEP Investment Agreement and the AeroCare Merger Agreement discussed elsewhere in this proxy statement, which provide certain of our stockholders with rights to designate director nominees, the nominating and governance committee uses a variety of methods for identifying and evaluating nominees for director. In recommending director nominees to the board apart from those nominees designated pursuant the OEP Investment Agreement and the AeroCare Merger Agreement, the committee solicits candidate recommendations from its own members, other directors and management. The committee assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, and the designation provisions of the OEP Investment Agreement and the AeroCare Merger Agreement do not apply, the committee considers whether to fill those vacancies and, if applicable, considers various potential director candidates. The committee evaluates any such candidates at regular or special meetings of the committee, and such candidates may be considered at any point during the year.

The nominating and governance committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a nominating committee-recommended nominee. The committee seeks to ensure that the membership of the board and each committee of the board satisfies all relevant Nasdaq listing standard requirements and applicable laws and regulations and all requirements of our organizational documents. The nature of the specific qualifications, qualities, experience or skills (including international versus domestic background, diversity, age, and legal and regulatory requirements) that the committee may look for in any particular director nominee who is not a designee under the OEP Investment Agreement or the AeroCare Merger Agreement depends on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the board. The committee does not have a formal policy regarding the consideration of diversity in identifying director nominees beyond being committed to ensuring that no person would be excluded from consideration for service as a director as a result of their sex, race, religion, creed, sexual orientation or disability.

The nominating and governance committee also considers director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting. Our stockholders that wish to nominate a director for election to our board should follow the procedures set forth in our bylaws.

Compliance Committee

Our compliance committee exercises oversight responsibility, reviews regulatory compliance issues and reports to our board of directors with respect to our regulatory compliance programs. Our compliance committee consists of Dr. Weaver and Messrs. Barasch, Williams and Wolf, with Dr. Weaver serving as the chair of the compliance committee. Our compliance committee held 4 meetings during 2021.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have previously filed a copy of our Code of Ethics, our audit committee charter and our compensation committee charter as exhibits to our registration statement. You will be able to review these documents by accessing our public filings at the SEC’s web site at https://www.sec.gov. Our Code of Ethics, audit committee charter, compensation committee charter, nominating and governance committee charter and compliance committee charter are also available free of charge on our corporate website at https://www.adapthealth.com/investor-relations. The information on our website does not constitute part of this proxy statement. In addition, a copy of our Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

REPORT OF THE AUDIT COMMITTEE

Our management has primary responsibility for establishing and maintaining effective internal control over financial reporting and preparing our consolidated financial statements and disclosures. KPMG LLP, our independent registered public accounting firm for 2021, was responsible for performing an independent audit of our consolidated financial statements and expressing opinions on the conformity of our consolidated financial statements with generally accepted accounting principles in the United States and on the effectiveness of our internal control over financial reporting. Our audit committee oversaw the performance of these responsibilities by KPMG LLP and management including the processes by which these responsibilities are fulfilled.

Our audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2021 and discussed them with our management and KPMG LLP.

Our audit committee has also received from, and discussed with, KPMG LLP various communications that KPMG LLP is required to provide to our audit committee, including the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

In addition, our audit committee has received the written disclosures and a letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with our audit committee concerning independence, and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, our audit committee has recommended to the board of directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021, filed by us with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Directors

Terence Connors Dale Wolf
Ted Lundberg
Brad Coppens

The material in this report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not to be incorporated by reference in any filing of AdaptHealth Corp. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE AND DIRECTOR COMPENSATION

Identification of Executive Officers

The following table sets forth the name, age and position of each of our executive officers as of April 29, 2022:

Name	Age	Position
Daniel Bunting	60	Chief Operating Officer – Field Operations
Jason Clemens	44	Chief Financial Officer
Stephen Griggs	64	Chief Executive Officer, Director
Christopher Joyce	58	General Counsel
Frank Mullen	52	Chief Accounting Officer
Joshua Parnes	44	President, Director
Albert Prast	61	Chief Technology Officer
Shaw Rietkerk	47	Chief Operating Officer - Central Operations

The following is biographical information as of April 29, 2022 for our executive officers other than Messrs. Griggs and Parnes, whose biographical information appears above in Proposal 1 — Election of Directors.

Daniel Bunting joined AdaptHealth in February 2021. Mr. Bunting has worked in management roles in the home health industry for over 38 years. Currently, Mr. Bunting serves as the Chief Operating Officer – Field Operations for the Company. Prior to joining AdaptHealth, Mr. Bunting served as the chief operating officer of AeroCare since 2013. At AeroCare, Mr. Bunting was responsible for all the company’s home medical equipment operations (including intake, fulfillment and revenue cycle management) and corporate departments. Mr. Bunting was also responsible for AeroCare’s mergers and acquisitions program. Mr. Bunting holds a Bachelor of Science degree in Accounting from University of Dubuque and Masters of Business Administration from University of Iowa.

Jason Clemens joined AdaptHealth in 2020 from MEDNAX, Inc, a national provider of health solutions to hospitals, health systems, and healthcare facilities, where he served as Senior Vice President and Operations Chief Financial Officer. Over a nine-year career at MEDNAX, Mr. Clemens held positions of increasing responsibility in operations management and finance. Prior to joining MEDNAX, Mr. Clemens gained experience with the United States Army, supporting the Republic of Korea Army in Wonju, South Korea. He later served in progressive roles within operations management and finance at Accenture, Lennar, and Ryder. Mr. Clemens holds a B.S. in Industrial Engineering from Lehigh University, and an M.S. in Finance and M.B.A. from the Indiana University Kelley School of Business. He is also a Chartered Financial Analyst (CFA) and a Certified Six Sigma Blackbelt.

Christopher Joyce joined AdaptHealth Holdings in 2018 as its General Counsel. Mr. Joyce has over 26 years of experience as chief legal officer and business development executive for publicly traded and privately held provider based and managed care companies. Mr. Joyce most recently served as General Counsel of InnovaCare, Inc., a $2.0 billion managed care insurance company with 450,000 Medicare and Medicaid beneficiaries. Mr. Joyce holds a bachelor’s degree in Economics from the State University of New York at Albany and a JD from the University of Chicago.

Frank Mullen joined AdaptHealth in 2020. Prior to joining AdaptHealth, Mr. Mullen served as the Vice President and Controller of Ryder System, Inc., a leading global logistics and transportation company, since September 2017. Prior to joining Ryder System, Inc., Mr. Mullen was Chief Accounting Officer of Global Eagle Entertainment Inc. and served as Vice President and Controller at Pinnacle Foods Inc. Prior to his role at Pinnacle Foods, Mr. Mullen spent over 15 years with Aramark, where he held positions of increasing responsibility culminating in his role as Vice President and Assistant Controller. Mr. Mullen began his career in the audit and assurance practice of Arthur Andersen LLP. Mr. Mullen holds a bachelor’s degree in accounting from Villanova University and is a Certified Public Accountant. On November 19, 2021, Mr. Mullen notified the Company that he will be leaving AdaptHealth effective May 16, 2022.

Albert Prast joined AdaptHealth in February 2021. Mr. Prast has worked in management roles in the information technology industry for 25 years, specifically as the executive leader of technology vision, strategy, and execution for a number of healthcare companies. Currently, Mr. Prast serves as the Chief Technology Officer of AdaptHealth. Previously, Mr. Prast served as the chief information and chief technology officer for AeroCare. At AeroCare, Mr. Prast focused on implementing technology solutions to enhance efficiency and create a competitive advantage in an industry that has historically relied on paper-based operations. Mr. Prast is also an active investor and advisor to healthcare technology companies and serves on a number of boards, including DataLink Software, ClinOne, RxREvu, ClearSense, and Rancho Family Medical Group.

Shaw Rietkerk joined AdaptHealth Holdings in 2018. Mr. Rietkerk most recently served as Executive Vice President of Revenue Cycle Management at Brightree. Mr. Rietkerk has over two decades of healthcare service leadership experience, with an extensive background in revenue cycle management, operations, business process outsourcing, account management and process. Prior to joining Brightree in 2015, Mr. Rietkerk was Senior Vice President, Worldwide Operations at M*Modal, a leading healthcare technology provider of advanced clinical documentation solutions.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis section of our Proxy Statement provides a detailed description of our executive compensation programs, decisions, and associated governance for our Named Executive Officers (“NEOs”) in 2021. In this section of our Proxy Statement, “Committee” is a reference to the Compensation Committee.

Table of Contents

Executive Summary	26
Year in Review and Alignment with Pay
Key Committee Activities
Compensation at a Glance

Compensation Design	29
Compensation Philosophy and Strategic Alignment
Compensation Policies and Practices

Compensation Governance	30
Role of the Committee
Stockholder Engagement
Use of Consultants and Advisors
Use of Market Data
Compensation and Risk

2021 Compensation Decisions and Outcomes	33
Base Salary
Annual Incentives
AeroCare Incentives
Long-Term Incentives
Benefits and Perquisites

2022 Compensation Structure	37
Target Direct Compensation
Incentive Design

Additional Information	39
Tax and Accounting Considerations
Compensation Committee Report

Named Executive Officers
Title as of December 31, 2021 or date of departure

Stephen Griggs (1)
Director and Chief Executive Officer

Jason Clemens

Chief Financial Officer

Joshua Parnes

Director and President

Albert Prast

Chief Technology Officer

Daniel Bunting

Chief Operating Officer - Field Operations

Luke McGee (2)

Former Director and Co-Chief Executive Officer

(1)   Mr. Griggs was appointed as a Director and as Co-Chief Executive Officer effective February 2, 2021, and as Chief Executive Officer effective June 11, 2021.

(2)   Mr. McGee resigned from all positions at AdaptHealth effective June 11, 2021.

EXECUTIVE SUMMARY

Year in Review and Alignment with Pay

2021 was a year of transition for AdaptHealth. Following the successful completion of 23 acquisitions, including our merger with AeroCare in February, we now have the privilege of improving the health of approximately 3.8 million patients annually located in all 50 states. These transactions position us as a truly national company, enhancing our value proposition to patients, referral partners, payors and other key stakeholders, and delivering significant cost synergies for stockholders.

The worldwide COVID-19 pandemic continued to impact our business in 2021, which was compounded by unrelated issues including the reduction in supply of certain ventilator, BiPAP and CPAP devices following a recall by a major supplier, certain other supply chain issues and related increased costs, and a tight labor market. Our leaders took swift actions to address these business challenges, expanding vendor rosters and utilizing available inventory to address the shortfall in products covered by the previously mentioned recall, investing in our talent, and deploying best-in-class tools to capitalize on our increasing scale across our breadth of product lines and markets. While our top-line growth was evident, profitability for the year was impacted. Performance achievements for 2021 include the following:

•	Net revenue of $2.5 billion was approximately 1% ahead of our guided midpoint, while Adjusted EBITDA of $566 million was approximately 1.7% below our guided midpoint. Adjusted EBITDA is defined as EBITDA, plus loss on extinguishment of debt, equity-based compensation expense, transaction costs, severance, change in fair value of the contingent consideration common shares liability, change in fair value of the warrant liability, and other non-recurring items of expense or income.

•	We completed the merger with AeroCare and exceeded our targeted gross pre-tax annual run-rate cost savings of approximately $50 million, as anticipated.

•	In addition to the AeroCare merger, we completed 22 acquisitions adding combined annual revenue of approximately $500 million.

•	As a result of these consolidation activities and organic growth, at the end of 2021 our approximate 10,700 employees served approximately 3.8 million patients annually and made deliveries to more than 32,000 patients daily.

Reflecting our commitment to align pay and performance, these achievements and challenges were reflected in executive pay outcomes for 2021:

•	Annual cash bonuses were primarily based on Adjusted EBITDA performance which was 1.7% below the guided midpoint for 2021. This resulted in bonuses being earned at 80% of target for our eligible NEOs.

•	Related to the AeroCare transaction, synergy bonuses (see below) were earned in full by approximately 80 employees, including our NEOs (other than Mr. McGee), based on gross pre-tax annual run-rate cost savings and revenue synergies exceeding the associated performance goals. NEO bonuses were delivered as an award of performance-based restricted stock and a cash payment. As a result of the performance conditions being achieved in full, the shares of performance-based restricted stock will vest in equal tranches over three years from the vesting commencement date of February 28, 2021, subject to continuing employment through each vesting date.

Key Committee Activities

As was the case for our business, 2021 marked a year of transition for the Committee as AdaptHealth continued to grow and transform as a public company. In addition to the typical annual responsibilities of the Committee, there was a particular focus in three areas to ensure our executive compensation framework continued to operate effectively.

Effective Incentive Plan Design and Operation

In December 2020, AdaptHealth announced it had entered into an Agreement and Plan of Merger with AeroCare, which closed in February 2021. The scale and timing of this transaction presented significant execution and integration risks for AdaptHealth, and the Committee believed a market typical approach of setting absolute goals in the first quarter of 2021 would not ensure the continued and appropriate alignment of pay with performance. Adjusted EBITDA remained a relevant and holistic internal measure of operating performance in 2021, and so it was again chosen as the primary performance metric under the annual bonus plan with the target set equal to the full-year guided midpoint. This approach ensured that executives’ annual incentive compensation aligned with the expectations communicated to our stockholders and the realities of our evolving growth and acquisition strategy. In addition, the Committee retained the discretion to adjust payouts to reflect broader financial, non-financial and individual performance. While the Company achieved strong results despite the significant headwinds noted above, in recognition of performance coming in slightly below the guided midpoint, the Committee approved a below target payout at 80% of target.

To specifically reflect the importance of acquisition success in the context of the AeroCare and AdaptHealth transaction, the Committee also established gross pre-tax annual run-rate cost savings and revenue synergy goals for executives, which if achieved by December 31, 2021, would result in the payment of additional cash and the vesting of performance-based restricted stock awards (“Synergy Bonuses”). To maximize alignment with stockholders’ interests, the performance goals were designed to be self-funding in nature, meaning that the cost savings and revenue synergy goals contemplated the cost of the potential awards to be made to participants, including the executives. Based on the actual gross pre-tax annual run-rate cost savings and revenue synergies generated as of December 31, 2021, the maximum amounts payable under the Synergy Bonus plan were earned. This meant that the first tranche of shares of performance-based restricted stock granted in 2021 vested on February 28, 2022, and the payment of additional cash bonuses were approved.

Departure of Luke McGee

In April 2021 the Company learned that authorities in Denmark formally charged Luke McGee, our then Co-Chief Executive Officer, with alleged tax fraud arising from certain past private activity. The alleged personal conduct occurred between March 2014 and August 2015 and had no connection to AdaptHealth’s business. In response, AdaptHealth placed Mr. McGee on immediate unpaid leave from his roles as Co-CEO and a Director of the Company while this matter was pending. In June 2021, the Company and Mr. McGee agreed that he would resign from all positions effective June 11, 2021.

In connection with his departure, and following a thorough investigation conducted by a special committee of independent directors and outside counsel, the full Board, including all members of the Committee, reviewed the compensation-related elements of the Memorandum of Understanding of Settlement, which entitled Mr. McGee to receive (i) his unpaid salary from April 13, 2021 through June 11, 2021 and (ii) pro rata vesting through June 11, 2021 of unvested equity awards scheduled to vest as of December 31, 2021. Any other unvested equity, including his premium priced options, lapsed. Mr. McGee retained a cash bonus approved and paid prior to April 13, 2021 in connection to AdaptHealth closing the AeroCare transaction. In addition, the Memorandum of Understanding of Settlement provided for mutual releases with respect to future claims under the terms of Mr. McGee’s employment agreement. Additional details can be found in the Summary Compensation Table and narrative that follows.

Comprehensive Review of Executive Pay Practices and Levels

In 2021, the Committee appointed Clearbridge Compensation Group, LLC (“Clearbridge”) as an independent consultant. Following such appointment, the Committee engaged Clearbridge to undertake a comprehensive review of the Company’s executive compensation strategy in light of the significant changes in company size and structure since going public in 2019.

As part of this review, which began in the third quarter of 2021, Clearbridge worked with the Committee to, among other things:

•	Formalize an executive compensation philosophy;

•	Develop a formal executive compensation peer group, to provide an external perspective of compensation levels, mix and design;

•	Review target direct compensation (base salary, target bonus and annual equity grant value) for the executive officers;

•	Provide input on 2022 incentive design, including the adoption of performance-vested restricted stock units (“PSUs”), the vesting of which is subject to a relative total stockholder return (“TSR”) performance metric, and a change from granting time-vested restricted stock (“RS”) to time-vested restricted stock units (“RSUs”); and

•	Provide guidance on the introduction of stock ownership requirements for 2022.

As a result of this review, the Committee approved changes to the NEOs’ target total direct compensation effective October 1, 2021, which are included in the table below. This did not include Mr. McGee who had resigned earlier in the year. These increases and the resulting opportunities reflected the material changes in our company size and complexity since prior reviews.

Compensation Element	Griggs	Parnes	Clemens	Prast	Bunting
Base Salary	$625,000	$625,000	$520,000	$450,000	$400,000
Target Bonus (% of Salary)	100%	100%	100%	100%	65%
Target Equity Grant	$3,250,000	$3,250,000	$1,500,000	$1,000,000	$415,000
Target Total Direct Compensation	$4,500,000	$4,500,000	$2,540,000	$1,900,000	$1,075,000

Also, to address the differences between the equity grants made earlier in the year and the updated opportunities approved later in the year, pro-rata make-whole awards were made to the then-serving NEOs. These awards were worth 25% of the incremental target equity grant value effective October 1, 2021, given there were only three months left in the year. The above target total direct compensation will also be in effect for 2022.

2022 Compensation Decisions

In addition, the Committee approved a revised incentive framework for 2022 to further align pay with performance and value creation for our stockholders.

The 2022 annual bonus design is thematically consistent with prior years in that it emphasizes simplicity, with the opportunity primarily earned based on enterprise-wide Adjusted EBTIDA performance. If the threshold Adjusted EBITDA goal is achieved, NEOs will also have the opportunity to earn an additional element weighted at 25% based on achievement of specific strategic performance goals during the year.

Beginning in 2022, equity awards will be made in an equal combination of PSUs, which can be earned based on three-year relative TSR performance, and RSUs which will vest in equal installments on the first, second and third anniversary of the date of grant. Awards of PSUs and RSUs are subject to the recipient’s continuing employment through each vesting date. Previously, annual equity awards consisted solely of time-vested RS. The Committee believes that relative TSR is the most appropriate long-term metric for AdaptHealth at this time because TSR provides an objective external assessment of our holistic performance and does not require the selection of multi-year performance goals at the time of grant, which likely would be challenging due to our rapid growth and substantial acquisition activity.

Compensation at a Glance

As a result of these changes, the target direct compensation mix for the Chief Executive Officer and President effective January 1, 2022 is illustrated below. The majority (86%) of their compensation is at-risk variable pay, with 72% consisting of equity incentive awards. For all other NEOs in 2022, at-risk variable pay represents an average of 73% of the target compensation mix, with an average of 50% consisting of equity incentive awards. The key design features are consistent across all NEOs.

86% at-risk, results-driven pay

100% Cash	50% PSUs	50% RSUs
Annual bonus based on Adjusted EBITDA performance (75%) and strategic performance (25%)	• PSUs vest based on three-year relative TSR performance • RSUs vest in three equal annual installments over a three-year period • Awards are subject to continuing employment

COMPENSATION DESIGN

Compensation Philosophy and Strategic Alignment

AdaptHealth is a national leader in providing patient-centered, healthcare-at-home solutions including home medical equipment, medical supplies, and related services. To be successful in a competitive marketplace, we need to attract and retain talented employees who are both aligned to this vision and effective in the fast-paced and high-growth environment in which we operate. In October 2021 the Committee approved its first official compensation philosophy, which effectively reflected a formalization of principles previously observed. Accordingly, our compensation philosophy is to have a program that fully supports the Company’s attraction, retention, and stockholder alignment objectives, with an appropriate balance between achieving short-term results and creating long-term sustainable value for stockholders, that reinforces and strengthens the linkage between pay and performance.

Principle	How we achieve this (1)
Link pay with performance

✓ Deliver the majority of an NEO’s pay in the form of at-risk, variable compensation

✓ Provide incentive opportunities that can be earned based on robust, simple, transparent, and holistic measures of enterprise-wide performance (currently Adjusted EBITDA and relative TSR)

Provide an appropriate mix of fixed and at-risk compensation to attract and retain key talent who thrive in a results-driven environment

✓ Deliver the majority of pay as at-risk and results-driven,(2) accounting for 86% of the CEO’s and President’s pay mix, and an average of 73% for all other NEOs

✓ Deliver 50% of the CEO’s and President’s pay in performance-based pay, defined as annual bonus and PSUs (over 40% for other NEOs)

✓ Use a combination of PSUs and RSUs to balance performance-based pay and retention objectives, while collectively aligning with stockholders’ interests

Set competitive pay levels to effectively attract and retain key talent

✓ Use an appropriate peer group to provide external context that informs pay decisions

✓ Reference the market 50th percentile when setting total direct compensation opportunities (the sum of base salary, target bonus and annual equity awards), with positioning against market informed by a range of factors consistent with the Company’s compensation philosophy (3)

(1)       Pay mix percentages based on target compensation packages approved October 1, 2021, excluding synergy bonuses. Equity mix percentages based on program for 2022 and as such exclude Mr. McGee.

(2)       Results-driven considered as performance-based and/or equity-based compensation, the value of which moves in accordance with our stock price performance.

(3)       The range of factors that the Committee might consider is detailed in the “Use of Market Data” section.

To ensure our executive compensation program appropriately balances pay-for-performance objectives, the Committee has elected to align incentive compensation with the following key metrics:

Performance Metric	How this aligns with our strategic priorities
Adjusted EBITDA (1)	✓ Measures our ability to grow profitability ✓ Incentivizes top line growth, prudent investment and cost management that translates to bottom-line value creation for our stockholders
Strategic performance (2)	✓ Measures the impact of broader achievements across areas of strategic significance ✓ Aligns outcomes with achievements in areas that contribute to overall company performance
Relative TSR (2)

✓ Aligns with stockholders’ interests

✓ Assesses holistic company performance across all strategic priorities through the eyes of stockholders

✓ Measures AdaptHealth’s ability to create superior long-term value relative to peers

(1)    Adjusted EBITDA is a non-GAAP financial measure. See our Annual Report on Form 10-K for the year ended December 31, 2021 for a reconciliation showing how this metric is calculated from our consolidated audited financial statements.

(2)   Added for 2022.

Compensation Policies and Practices

In furtherance of good governance, there are a number of policies and practices applicable to NEOs that we embrace.

Practices we follow	Practices we avoid

✓ Align pay outcomes with individual and company performance

✓ Deliver the majority of executive compensation in at-risk pay

✓ Reference 50th percentile of an appropriately sized Peer Group when making compensation decisions

✓ Double-trigger vesting on a change in control

✓ Operate robust share ownership guidelines and share retention requirements

✓ Engage an independent compensation consultant

✗ No tax gross-ups ✗ No discounting or repricing of equity awards ✗ No excessive perquisites or benefits ✗ No dividends or dividend equivalents on unearned PSUs, RS or RSUs

COMPENSATION GOVERNANCE

Role of the Committee

The Committee, chaired by Brad Coppens, consists of five directors who are independent under Nasdaq listing standards and applicable SEC rules. The Committee is responsible for determining appropriate compensation levels and arrangements for our executive officers and directors, ensuring that our compensation program is consistent with our compensation philosophy and peer company practices. In making these determinations, the Committee considers each executive officer’s individual performance, the recommendations of our Chief Executive Officer and President, and additional factors, such as the executive officer’s responsibilities, experience level and tenure.

The core duties of the Committee include, but are not limited to:

●	Reviewing and approving annually the Company’s compensation philosophy

●	Reviewing and approving annually the compensation of our Chief Executive Officer and other executive officers, in particular the applicable corporate goals and objectives, evaluating performance in light of such goals and objectives, and determining the resulting compensation;

●	Reviewing our executive compensation policies and plans;

●	Implementing and administering our equity-based compensation plans;

●	Assisting management in complying with our SEC filings;

●	Approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	Producing a report on executive compensation to be included in our annual proxy statement; and

●	Reviewing, evaluating, and recommending changes, if appropriate, to the compensation for our directors.

The Chief Executive Officer and President are invited to attend meetings, although are not present when matters regarding their own compensation is discussed. The Committee considers the input of the Chief Executive Officer and President as it relates to the compensation for other executive officers. The full Committee Charter can be found on the Investor Relations page of our website.

Stockholder Engagement

At the 2022 Annual Meeting of Stockholders, the Company is recommending our stockholders approve an annual ‘say-on-pay’ vote, with, the 2022 vote representing our first since going public in 2019. This annual vote would provide the Committee regular insight into the views of our aggregate stockholder base, complementing feedback received during targeted outreach and informing future discussions on executive compensation program design. During targeted outreach conducted by the Company during 2021, including meetings in the fourth quarter with stockholders representing approximately half of the Company’s free float, no feedback specific to executive compensation was received.

Use of Consultants and Advisors

The Committee has the authority in its charter to retain or obtain the advice of a compensation consultant or other outside advisors. During 2021 the Committee appointed Clearbridge as an independent consultant to assist in a holistic review of the Company’s compensation policies and practices, and to serve as the Committee’s ongoing advisor. In 2021 the Committee assessed Clearbridge’s independence in accordance with SEC requirements. The Committee concluded that Clearbridge met the criteria for independence.

During 2021 and into early 2022, Clearbridge was invited to provide advice on establishing a formal compensation philosophy, a compensation peer group and incentive design; provide competitive compensation data for executive officer roles; review compensation recommendations from management; update the Committee on market trends; and attend Committee meetings. Clearbridge reports directly to the Committee and with its permission works with management to gain input and insight.

Use of Market Data

During 2021, the Committee engaged Clearbridge to develop a peer group to be used to inform future decisions on executive compensation. The table below summarizes the criteria that were used in developing the peer group and how it is used. At the time the Peer Group was established, AdaptHealth was ranked at the 52nd percentile on revenue ($2.5 billion versus a peer median of $2.44 billion) and the 42nd percentile on market capitalization ($3.8 billion versus a peer median of $4.47 billion).

How Peer Group companies were selected	How the Peer Group is used	2021/2 Peer Group members (1)

•      US-listed companies in the healthcare services industry, focused on those providing at-home healthcare equipment, services, and medical supplies

•      Comparable size based on revenue (1/3x - 3x of $2.5 billion) and market capitalization (1/5x – 5x of $3.8 billion), with AdaptHealth positioned around median

•      Competitors for talent

•      Broader factors such as enterprise value, EBITDA, stock price performance, headcount, and peer of peer analysis, were also considered in approving the final Peer Group, but were not primary selection criteria

•      Inform decisions on base salaries, target incentive opportunities and the total target direct compensation opportunity

•      Determine the level of payout in respect of the relative TSR performance condition applicable to 2022 PSU awards

•      Provide perspective on compensation policies and practices observed in relevant companies such as equity vehicles, equity mix, incentive metrics and stock ownership guidelines

1.       Addus HomeCare Corporation

2.       Amedisys, Inc.

3.       AMN Healthcare Services, Inc.

4.       Apria, Inc.(2)

5.       Chemed Corporation

6.       Encompass Health Corporation

7.       The Ensign Group, Inc.

8.       Henry Schein, Inc.

9.       LHC Group, Inc.

10.       ModivCare Inc.

11.       Option Care Health, Inc.

12.       Owens & Minor, Inc.

13.       Patterson Companies, Inc.

14.       The Pennant Group, Inc.

15.       Select Medical Holdings Corporation

(1)	When sufficient data is not available for the Peer Group, the independent consultant provides the Committee with survey data for relevant companies as an alternative and relevant point of reference.

(2)	In January 2022, Owens & Minor announced that it would acquire Apria. As a result, Apria was excluded from the relative TSR peer group applicable to 2022 PSU awards.

One of the primary uses of market data is to inform decisions that the Committee makes as it relates to executive officer compensation levels. In setting individual target direct compensation opportunities, the Committee references the 50th percentile market data for relevant roles in the Peer Group. The positioning of an individual’s target compensation relative to market will vary, taking account of a range of factors including: role scope and responsibilities; criticality; performance and potential; the prior experience and pay of the incumbent; internal equity; and company performance.

Compensation and Risk

The Committee has determined that AdaptHealth’s compensation policies and practices do not encourage executives to take excessive risks. The Company maintains several policies that mitigate potential risks related to compensation, which are summarized below.

Stock Ownership Guidelines

AdaptHealth operates stock ownership guidelines to further align the interests of our NEOs, and other individuals to whom the guidelines apply, with those of our stockholders. The key features of the guidelines are summarized below.

Required Ownership	• Chief Executive Officer and President: 6x base salary • Chief Financial Officer, General Counsel and Chief Technology Officer: 3x base salary • Other Section 16 Officers: 1x - 2x base salary
Period to Comply	• Five-years from becoming a covered person under the policy
Qualifying Equity Interests

•    Stock owned by the officer, or in which the officer has an interest (e.g., shares that are jointly held with their   spouse, or shares held in a trust in which the officer or a family member has an interest)

•    Unvested time-based RS or RSUs

Retention Requirement	• Retention of 50% of the after-tax shares on vesting of any company-issued equity awards, if the applicable guideline is not met within five years

All NEOs are expected to be compliant within the required timeframe.

Compensation Recovery Policy

The 2019 Stock Incentive Plan, which is used to grant equity awards to our NEOs, states that all awards are subject to any incentive compensation clawback or recoupment policy currently in effect, or as may be adopted. While the Committee has not adopted a clawback policy at this time, the matter will be kept under review.

Insider Trading Policy

Our Insider Trading Policy prevents such violations by team members and others in connection with transactions in AdaptHealth’s securities to protect the Company’s reputation for integrity and ethical conduct. The policy also requires that those covered by the policy secure advance approval from the General Counsel prior to engaging in short-term trading, short sales, options trading, trading on margin, pledging or hedging transactions. We provide training and distribute periodic reminders to our team members regarding this policy.

2021 COMPENSATION DECISIONS AND OUTCOMES

Base Salary

Base salary is fixed cash compensation provided to our NEOs to reflect their day-to-day responsibilities taking into account, among other things, role scope and performance. In connection with the review of target direct compensation undertaken during the year, the Committee approved salary increases for all NEOs effective October 1, 2021. These increases reflected the material changes in the Company’s size and complexity, and were reasonable in the context of market data provided by ClearBridge.

Executive	Base Salary (01/01 – 09/30)	Base Salary (10/01 – 12/31)
Stephen Griggs	$500,000	$625,000
Joshua Parnes	$500,000	$625,000
Jason Clemens	$425,000	$520,000
Albert Prast	$400,000	$450,000
Daniel Bunting	$325,000	$400,000

Annual Incentives

The annual bonus plan enables the Committee to incentivize and reward NEOs for the achievement of financial and individual performance that drive AdaptHealth’s overall results. For 2021, the Committee believed that Adjusted EBITDA remained the most relevant and holistic internal measure of operating performance and so it was again chosen as the primary performance metric under the annual bonus plan. Rather than set an absolute goal in the first quarter, the Committee determined that full-year performance would be assessed based on a target equal to the full-year guided midpoint, which itself would be approved by the Board and communicated to the market in the fourth quarter. This approach ensured that executives’ annual incentive compensation aligned with the expectations communicated to our stockholders and the realities of our evolving growth and acquisition strategy. In addition, the Committee had the ability to adjust the outcome to reflect broader financial, non-financial and individual performance.

As part of the target direct compensation review, the Committee approved changes to certain NEOs’ target bonus opportunities as a percentage of salary. The maximum bonus opportunity before and after these changes was capped at two-times target. The actual payout, as detailed below, was approved at 80% of target for all eligible NEOs.

Executive	Target Bonus (% of salary and value) (01/01 – 09/30)		Target Bonus (% of salary and value) (10/01 – 12/31)		2021 Weighted Target Bonus	2021 Actual Bonus
Stephen Griggs	100%	$500,000	100%	$625,000	$531,250	$425,000
Joshua Parnes	100%	$500,000	100%	$625,000	$531,250	$425,000
Jason Clemens	75%	$318,750	100%	$520,000	$365,000	$292,000
Albert Prast	50%	$200,000	100%	$450,000	$258,750	$207,000
Daniel Bunting	50%	$162,500	65%	$260,000	$185,000	$148,000

In the first quarter of 2022, the Committee completed its assessment of company performance with reference to financial and non-financial achievements. Adjusted EBITDA was a primary driver in determining the outcome under the plan.

Metric	Target	Actual	Assessment
Full-year Adjusted EBITDA in line with the full-year guided midpoint (1)	$575	$566	Slightly below expectations, with actual Adjusted EBITDA 1.7% below the guided midpoint

(1)	Adjusted EBITDA is a non-GAAP financial measure. See our Annual Report on Form 10-K for the year ended December 31, 2021 for a reconciliation showing how this metric is calculated from our consolidated audited financial statements.

Other than annual bonus targets set forth in the NEO employment agreements, as described in the “Narrative to Summary Compensation Table” below, the 2021 plan was largely discretionary. To inform its decisions, the Committee considered that the Adjusted EBITDA performance would result in a payout of 91.3% of target under the framework approved for 2022. The Committee also considered broader performance including what the business managed to achieve in the face of significant headwinds such as the Philips recall, pandemic-related challenges, certain other supply chain challenges, the tight labor market, and the investigation related to our former Co-Chief Executive Officer. Having taken these broader factors into account, the Committee approved a payout of 80% of target for all NEOs, a reduction of over 11% from the indicative achievement in respect of the Adjusted EBITDA goal.

AeroCare Incentives

To specifically reflect the importance of acquisition success in the context of the AeroCare and AdaptHealth transaction, the Committee approved associated compensation actions.

●	In January 2021, the Committee approved awards of 50,000 shares of restricted stock to each of Messrs. Prast and Bunting, who joined AdaptHealth as a result of the AeroCare transaction. These awards had a grant-date fair value of approximately $2 million and were intended to enhance retention. Awards vest in equal tranches over four years subject to continuing employment through each vesting date, with the longer than typical vesting period directly reflecting the primary objective of retention.

●	In February 2021, the Committee approved a cash bonus of $2 million payable to Mr. McGee in recognition of his role in the successful close of the AeroCare transaction.

●	In May 2021, the Committee established a performance-based Synergy Bonus program, which all NEOs other than Mr. McGee were eligible to participate in. This program and its associated performance goals are detailed below.

Synergy Bonuses

To align AdaptHealth employees with measures of acquisition success, in May 2021 the Committee established a Synergy Bonus program. Participation was extended to approximately 80 employees, including our NEOs other than Mr. McGee. Bonuses in the form of cash payments and shares of performance-based RS could be earned based on gross pre-tax annual run-rate cost savings and revenue synergy goals (specifically related to the integration of AeroCare’s and the Company’s pre-acquisition operations) measured through December 31, 2021. Award values were established based on the expected level of contribution to integration efforts, as reflected in respect of the named executive officers in the Grants of Plan-Based Awards Table on page 46 of this proxy statement. To maximize alignment with stockholders’ interests, the performance goals were designed to be self-funding in nature, meaning that the cost savings and revenue synergy goals contemplated the cost of the potential awards to be made to participants, including the executives.

For achieving target performance ($75 million of gross savings and synergies, inclusive of purchase synergies with respect to capitalized equipment), the performance-based RS awards made to eligible NEOs and other employees would become vesting eligible. For performance above target up to maximum (gross savings and synergies of up to $100 million, inclusive of purchase synergies with respect to capitalized equipment), additional cash bonuses would be earned.

The Committee assessed performance through December 31, 2021 and determined that the maximum goals were attained. Accordingly, the Committee approved the commencement of time vesting for the performance-based RS awards and the payment of additional cash bonuses. Shares of performance-based RS vest equally over three years from the vesting commencement date of February 28, 2021, subject to continuing employment through each vesting date.

Long-Term Incentives

In 2021, the Committee approved long-term equity incentive awards in January and October, with the October grants reflecting the approved changes to serving NEOs’ total direct compensation opportunities for the year. The initial awards made in January 2021 were either in the form of premium priced options or shares of restricted stock depending on an individual’s role.

Executive	Equity Vehicle	January 2021 Equity Award (# Shares or Options)	January 2021 Equity Grant Value (1)
Stephen Griggs	Premium Priced Options	234,390	$2,299,462
Joshua Parnes	Premium Priced Options	234,390	$2,299,462
Jason Clemens	Restricted Stock	20,791	$774,465
Albert Prast	Restricted Stock	10,731	$430,850
Daniel Bunting	Restricted Stock Units	8,719	$350,068
Luke McGee (2)	Premium Priced Options	234,390	$2,299,462

(1)

The amounts reported in this column represent the grant-date fair value of the awards which were determined in accordance with FASB ASC 718. These amounts reflect the grant-date fair value for accounting purposes and do not represent the actual economic value that may be realized by each NEO. There can be no assurance that these amounts will ever be realized.

(2)	Mr. McGee’s award was forfeited in full in connection with his departure.

In connection with the review of target direct compensation undertaken during the year, the Committee approved additional pro-rata make-whole long-term incentive awards in the form of restricted stock for all serving NEOs. These awards were worth 25% of the incremental target equity grant value effective October 1, 2021, given there were only three months left in the year.

Executive	2021 Target Equity Opportunity	Pro-Rata Make-Whole Equity Grant Value(1)	Additional Equity Grant (1)	Number of Additional Shares of Restricted Stock Awarded	Total 2021 Equity Grant Value (2)
Stephen Griggs	$3,250,000	$308,381	$0	13,258	$2,607,843
Joshua Parnes	$3,250,000	$308,381	$0	13,258	$2,607,843
Jason Clemens (3)	$1,500,000	$178,869	$759,881	40,359	$1,713,215
Albert Prast	$1,000,000	$148,027	$0	6,364	$578,877
Daniel Bunting	$415,000	$22,213	$0	955	$372,281
Luke McGee	n/a	n/a	n/a	n/a	n/a

(1)

The amounts reported in this column represent the aggregate grant-date fair value of the shares of restricted stock, which were determined in accordance with FASB ASC 718. These amounts reflect the grant-date fair value of the shares of restricted stock for accounting purposes and do not represent the actual economic value that may be realized by each NEO. There can be no assurance that these amounts will ever be realized.

(2)	The amounts reported in this column represent the total value of all annual long-term equity incentive awards received during 2021, as determined in accordance with FASB ASC 718. Note that this excludes the shares of performance-based RS granted in May 2021 and, for Messrs. Prast and Bunting, the awards of 50,000 shares of RS granted in January 2021, as discussed in the AeroCare Incentives above.
(3)	Mr. Clemens received a supplementary restricted stock award in October 2021 in recognition of his contributions and performance in role and to further enhance retention.

Premium Priced Options

To maximize the alignment of our senior leaders’ interests with those of our stockholders, the Committee granted awards of premium priced options (see above) to Mr. Parnes in his capacity as President, and Mr. Griggs and Mr. McGee who at the time were co-CEOs. Options were granted in three equal tranches, with strike prices equal to amounts that equated to 15%, 30% and 45% premiums on our stock price at the date of grant.

	First Tranche	Second Tranche	Third Tranche
Strike Price	$42.61	$48.17	$53.72
Premium Versus Grant Price	15%	30%	45%

Awards of premium priced options are subject to a five-year term with ratable vesting over three years starting on the first anniversary of the date of grant. Based on our closing price on December 31, 2021, the awards were underwater. In connection with his departure, all of Mr. McGee’s premium priced options were forfeited.

Restricted Stock

Awards of shares of restricted stock are subject to ratable vesting over three years, starting on the first anniversary of the date of grant, with grants calculated based on a 20-day volume weighted price on the date of grant to mitigate for any short-term volatility in our stock price.

Benefits and Perquisites

Our NEOs are eligible to participate in employee benefit programs available to our employees generally, subject to the terms and conditions of such plans as may be in place from time to time.

Benefit	Key Features
Health & Welfare Plans	✓ Medical, dental, vision, life, disability, health and dependent care flexible spending accounts ✓ Accidental death and dismemberment benefit plans
Retirement Benefits

✓    Employer sponsored 401(k) plan through one of our subsidiaries

✓    Company match is 100% on the first 1% of an employee’s contribution, and 50% on the next 2% with maximum employee contributions and employer matches subject to annual federal limits

✓    Employees are 100% vested on pre-tax deferrals when contributed and participants age 50 or older may contribute additional catch-up contributions based on statutory limits

In addition, each of Mr. Parnes, Mr. Clemens and Mr. McGee, until he was placed on unpaid leave in April 2021, are entitled to reimbursement of automobile expenses of up to $1,500 per month for Mr. Parnes and $1,000 per month for Messrs. Clemens and McGee, and Mr. McGee was previously entitled to receive annual reimbursement of up to $15,000 for health insurance plan benefits of his choosing in lieu of participation in the group health plan maintained by the Company.

2022 COMPENSATION STRUCTURE

In connection with the comprehensive executive compensation review undertaken in 2021 and early 2022, the Committee approved a number of changes to both pay levels and design. Prior to making these changes, the Committee engaged ClearBridge to develop a peer group and collect data to inform discussions and decisions.

As a result of this review, the Committee approved changes to each NEO’s target total direct compensation effective October 1, 2021 that continue to apply in 2022. These increases reflected the material changes in the company’s size and complexity, and were reasonable in the context of market data provided by the Committee’s independent consultant, ClearBridge.

Compensation Element	Griggs	Parnes	Clemens	Prast	Bunting
Base Salary	$625,000	$625,000	$520,000	$450,000	$400,000
Target Bonus (% of Salary)	100%	100%	100%	100%	65%
Target Equity Grant	$3,250,000	$3,250,000	$1,500,000	$1,000,000	$415,000
Target Total Direct Compensation	$4,500,000	$4,500,000	$2,540,000	$1,900,000	$1,075,000

In addition, the Committee approved a revised incentive framework for 2022 to further increase the alignment of pay with performance and the value creation for our stockholders.

2022 Annual Incentive Design

●     The plan will continue to emphasize Adjusted EBTIDA by weighting 75% of the bonus on Adjusted EBITDA performance and 25% on strategic performance.

●     Payout opportunities will range from 50% of target for threshold performance to 200% of target for maximum performance.

●     Adjusted EBITDA will have pre-established threshold, target and maximum goals and pre-approved guidelines for adjustments.

●     For any payout to be earned in respect of the strategic performance component, the threshold Adjusted EBITDA performance goal must be achieved .

●      Individual NEO opportunities will continue to be expressed as a percentage of base salary, with any earned bonus paid in cash.

2022 Long-Term Incentive Design

●	Annual equity awards will consist of PSUs and RSUs.

●	PSUs will vest based on AdaptHealth’s three-year relative TSR performance versus our Peer Group, subject to the NEO’s continuing employment.

	Threshold	Target	Maximum
Relative TSR Rank	≥25th Percentile	50th Percentile	≥75th Percentile
Payout (% target) (1)	50%	100%	200%

(1)	For performance between goals straight-line interpolation will be applied. For performance below threshold (i.e., ranking below the 25th percentile relative to peers), no vesting will occur.

●	RSUs will vest in equal installments on the first, second and third anniversary of the date of grant, subject to the NEO’s continuing employment through each vesting date

The Committee made these decisions holistically with due consideration of multiple factors and focused on the best interests of our stockholders, with a program that continues to emphasize equity-based compensation and pay for performance.

ADDITIONAL INFORMATION

Tax and Accounting Considerations

Under Code Section 162(m), a publicly held corporation cannot take a federal income tax deduction for compensation exceeding $1 million per person in any taxable year for its chief executive officer, chief financial officer and other three most highly compensated executive officers (each, a “Covered Person”). In addition, once an individual becomes a Covered Person for any taxable year, that individual will remain a Covered Person for all future years, including following any termination of employment.

While our Board considers the anticipated tax treatment to AdaptHealth and our executive officers as one factor when reviewing our executive compensation and other compensation programs, our Board also looks at other factors in making its decisions, as noted above, and retains full authority to approve compensation arrangements for our executive officers that are not fully deductible under Section 162(m) when it believes that other considerations outweigh the tax deductibility of the compensation.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management. Based on this review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Brad Coppens – Chairperson

Richard Barasch

Greg Belinfanti

David Williams

Dale Wolf

EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our named executive officers during the fiscal years ended December 31, 2021, 2020, and 2019.

Summary Compensation Table

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non-equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Stephen Griggs (6)	2021	490,385	—	496,036	2,299,462	650,000	—	3,935,883
Chief Executive Officer

Jason Clemens (6)	2021	446,111	—	1,872,734	—	483,250	18,612	2,820,707
Chief Financial Officer	2020	179,808	150,000	1,107,552	—	159,375	6,883	1,603,618

Joshua Parnes	2021	527,778	—	496,036	2,299,462	650,000	4,654	3,977,930
President	2020	500,000	—	—	—	500,000	489	1,000,489
	2019	458,333	—	4,583,925	1,325,974	450,000	11,278	6,829,510

Albert Prast (6)	2021	380,769	—	2,727,129	—	375,750	—	3,483,648
Chief Technology Officer

Daniel Bunting (6)	2021	317,308	—	2,501,769	—	294,250	—	3,113,327
Chief Operating Officer –
Field Operations

Luke McGee (7)	2021	243,875	2,000,000	603,844	5,204,914	—	9,238	8,061,871
Former Co-Chief Executive	2020	500,000	—	—	—	500,000	9,533	1,009,533
Officer	2019	458,333	1,000,000	5,278,612	1,325,974	450,000	967,152	9,480,071

(1)	The amounts reported in this column for Messrs. Griggs, Prast and Bunting reflect their annual base salaries of $500,000, $400,000 and $325,000, respectively, as prorated to reflect the commencement of their employment in connection with the acquisition of AeroCare Holdings, Inc. on February 1, 2021. Effective October 8, 2021, the annual base salaries for Messrs. Griggs, Clemens, Parnes, Prast and Bunting were increased to $625,000, $520,000, $625,000, $450,000 and $400,000, respectively. For additional information, please see “—Narrative to Summary Compensation Table—Executive Employment Agreements” below. The amount reported in this column for Mr. McGee for 2021 reflects his annual base salary through June 11, 2021, which was the effective date of Mr. McGee's resignation from his positions as Co-Chief Executive Officer and a Director of the Company, as described in Item 10 “Involvement of Executive Officers and Directors in Certain Legal Proceedings” to our Annual Report on Form 10-K/A for the year ended December 31, 2020.

(2)	The amount reported in this column for 2021 for Mr. McGee represents a cash transaction bonus in connection with the consummation of the acquisition of AeroCare Holdings, Inc. on February 1, 2021.

(3)	The amounts reported in these columns for 2021 represent the aggregate grant-date fair value of the shares of restricted stock and stock options granted during the fiscal year ended December 31, 2021, which was determined in accordance with FASB ASC 718. These amounts reflect the grant-date fair value of the shares of restricted stock and stock options for accounting purposes and do not represent the actual economic value that may be realized by each named executive officer. There can be no assurance that these amounts will ever be realized. See note 11, Stockholders’ Equity, to our consolidated financial statements for the fiscal year ended December 31, 2021 to our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used to calculate these values. The amounts for Mr. McGee include $603,844 reported in the Stock Awards column and $2,905,452 reported in the Option Awards column which represents the fair value relating to the acceleration of vesting of certain unvested shares of restricted stock and certain unvested stock options, respectively, in connection with Mr. McGee’s resignation as discussed above, which were determined in accordance with FASB ASC 718.

(4)	The amounts reported in this column for 2021 for Messrs. Griggs, Clemens, Parnes, Prast and Bunting include $425,000, $292,000, $425,000, $207,000 and $148,000, respectively, representing the annual performance-based incentive compensation earned with respect to 2021 by each named executive officer. The amounts reported in this column for 2021 for Messrs. Griggs, Clemens, Parnes, Prast and Bunting also include $225,000, $191,250, $225,000, $168,750 and $146,250, respectively, representing a cash bonus with respect to the achievement of gross pre-tax annual run-rate cost savings and revenue synergy goals (specifically related to the integration of AeroCare’s and the Company’s pre-acquisition operations) (“AeroCare Synergies”). The annual performance-based incentive compensation and the synergy bonuses were paid in the first quarter of 2022. For additional information, please see “—Narrative to Summary Compensation Table—Executive Employment Agreements” below.

(5)	The amounts reported as earned by each named executive officer in this column for 2021 represent the following: (i) for Mr. Clemens, $450 in life insurance premiums, $12,462 in automobile expenses and an employer matching contribution to the Company’s 401(k) plan equal to $5,700; (ii) for Mr. Parnes, $500 in life insurance premiums and $4,154 in automobile expenses; and (iii) for Mr. McGee, $144 in life insurance premiums, $6,631 in automobile expenses and an employer matching contribution to the Company’s 401(k) plan equal to $2,463.

(6)	Messrs. Griggs, Prast and Bunting were not employed by the Company in the years ended December 31, 2020 and 2019 and therefore were not named executive officers in those years. Mr. Clemens was not employed by the Company in the year ended December 31, 2019 and therefore was not a named executive officer in that year.

(7)	On April 13, 2021, the Company placed Mr. McGee on unpaid leave from his roles as Co-CEO and a Director of the Company, as described in Item 10 “Involvement of Executive Officers and Directors in Certain Legal Proceedings” to our Annual Report on Form 10-K/A for the year ended December 31, 2020. On June 14, 2021, the Company and Mr. McGee agreed that Mr. McGee would resign from his positions as Co-CEO and a Director of the Company effective as of June 11, 2021, at which time he received his unpaid salary from April 13, 2021 through June 11, 2021.

Narrative to Summary Compensation Table

Executive Employment Agreements

Certain of the compensation paid to our named executive officers reflected in the summary compensation table was provided pursuant to employment agreements with the Company or one of its subsidiaries, the terms of which are summarized below. For a discussion of the severance pay and other benefits to be provided to our named executive officers (other than Mr. McGee) in connection with a termination of employment and/or a change in control, please see “—Potential Payments Upon Termination or Change In Control” below. For a discussion of compensation provided to our named executive officers above and beyond the entitlements set forth in their respective employment agreements, please see the Compensation Discussion and Analysis beginning on page 25 of this proxy statement.

Stephen Griggs. Mr. Griggs is party to an employment agreement with the Company, dated February 2, 2021, pursuant to which Mr. Griggs is entitled to receive an annual base salary of $500,000 (which amount is subject to increase from time to time) and is eligible to receive a target annual incentive bonus equal to 100% of his base salary based on the achievement of annual Company and individual performance objectives for the applicable fiscal year, subject to continued employment through the applicable payment date. Mr. Griggs is also eligible to participate in the Company’s employee benefit programs offered to similarly situated employees. In connection with his employment agreement, Mr. Griggs entered into a restrictive covenant agreement, which includes a 24-month post-termination non-compete, a 24 month post-termination non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates, and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates.

Jason Clemens. Mr. Clemens is party to an employment agreement with the Company, dated May 1, 2020, pursuant to which Mr. Clemens is entitled to receive an annual base salary of $425,000 (which amount is subject to increase from time to time) and is eligible to receive a target annual incentive bonus equal to 75% of his base salary based on the achievement of annual Company and individual performance objectives for the applicable fiscal year, subject to continued employment through the applicable payment date. Mr. Clemens is also eligible to participate in the Company’s employee benefit programs, offered to similarly situated employees, to receive annual equity incentive grants with a target grant date value of $600,000, subject to the approval of, and terms and conditions established by, the Committee, and to receive a monthly automobile allowance in the amount of $1,000. In connection with his employment agreement, Mr. Clemens entered into a restrictive covenant agreement, which includes a 12-month post-termination non-compete, a 12-month post-termination non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates.

Joshua Parnes. Mr. Parnes is party to an employment agreement with the Company, dated March 20, 2019, pursuant to which Mr. Parnes is entitled to receive an annual base salary of $500,000 (which amount is subject to increase from time to time) and is eligible to receive a target annual incentive bonus equal to 100% of his base salary based on the achievement of annual Company and individual performance objectives for the applicable fiscal year, subject to continued employment through the applicable payment date. Mr. Parnes is also eligible to participate in the Company’s employee benefit programs offered to similarly situated employees. In connection with his employment agreement, Mr. Parnes entered into a restrictive covenant agreement, which includes a 24 month post-termination non-compete, a 24 month post-termination non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates, and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates. In addition, the Company also provides Mr. Parnes with a monthly automobile allowance in the amount of $1,500.

Albert Prast. Mr. Prast is party to an employment agreement with AeroCare Holdings, Inc., dated April 21, 2014, pursuant to which Mr. Prast is entitled to receive an annual base salary of $350,000 (which amount is subject to increase from time to time) and to participate in the annual bonus plan subject to such terms as may be established by the Board from time to time. Mr. Prast is also eligible to participate in the Company’s employee benefit programs offered to similarly situated employees, provided that the Company must make available to Mr. Prast disability insurance benefits that provide for income replacement payments equal to at least 60% of $200,000 in the event of his disability. Pursuant to his employment agreement, Mr. Prast is subject to certain restrictive covenants, including a 36 month post-termination non-compete and a 36 month post-termination non-solicit of the employees, consultants, and customers.

Daniel Bunting. Mr. Bunting is party to an employment agreement with AeroCare Holdings, Inc., dated January 1, 2013, pursuant to which Mr. Bunting is entitled to receive an annual base salary of $180,000 (which amount is subject to increase from time to time) and to participate in the annual bonus plan subject to such terms as may be established by the Board from time to time. Mr. Bunting is also eligible to participate in the Company’s employee benefit programs offered to similarly situated employees, provided that the Company must make available to Mr. Bunting disability insurance benefits that provide for income replacement payments equal to at least 60% of his base salary in the event of his disability. Pursuant to his employment agreement, Mr. Bunting is subject to certain restrictive covenants, including an 18 month post-termination non-compete and an 18 month post-termination non-solicit of the employees, consultants, and customers.

Luke McGee. Until his resignation from all positions with the Company, including as a member of the Board, effective as of June 11, 2021, Mr. McGee was party to an employment agreement, dated March 20, 2019, pursuant to which Mr. McGee was entitled to receive an annual base salary of $500,000 and a target annual incentive bonus equal to 100% of his base salary based on the achievement of annual company and individual performance objectives for the applicable fiscal year, subject to continued employment through the applicable payment date. In connection with his employment agreement, Mr. McGee entered into a restrictive covenant agreement, which included a 24-month post-termination non-compete, a 24-month post-termination non-solicit of the employees, consultants, clients, customers and other business relationships of the Company and its affiliates, and an indefinite covenant against making any disparaging or defamatory comments regarding the Company or any of its affiliates. In connection with his resignation, Mr. McGee and the Company entered into a memorandum of understanding (“MOU”) for settlement, dated June 11, 2021, which included a mutual release by Mr. McGee and the Company of claims under his employment agreement and a reaffirmation by Mr. McGee of the confidentiality and other restrictive covenant obligations set forth in his restrictive covenant agreement.

Stock Incentive Plan

On October 14, 2019, the Board adopted the Amended and Restated 2019 Stock Incentive Plan (the “2019 Stock Incentive Plan” or “Plan”), which was subsequently approved on November 7, 2019 by our stockholders. Pursuant to the Plan, the Committee may award a broad variety of incentive equity, including options to purchase shares of the Company, shares of restricted stock, and restricted stock units. Awards are subject to the terms and conditions of the applicable award agreement entered into with a recipient at the time of grant and the terms and conditions of the Plan. Unless otherwise noted below, awards are subject to the treatment provided by the terms of the Plan upon a termination of the named executive officer’s employment. Unless otherwise noted below, in the event that a named executive officer experiences a termination of employment by us without “cause” or by the named executive officer for “good reason” or a termination as a result of his death or disability, he would be entitled to vest in those portions of his outstanding awards that would have otherwise vested during the severance period set forth in his employment agreement (which, for this purpose, is deemed to be six months for Mr. Bunting). For a discussion of the severance periods, please see “—Potential Payments Upon Termination or Change In Control” below.

November 2019 Award. On November 21, 2019, the Committee approved the grants of nonqualified stock options and shares of restricted stock to certain executive officers, including Mr. Parnes, pursuant to the Plan and the applicable forms of award agreement. The stock options and the shares of restricted stock are eligible to vest 1/3rd on December 31 of each of 2020, 2021 and 2022, subject to the achievement of the applicable performance criteria and Mr. Parnes’ continued employment through each applicable vesting date.

The performance criteria applicable to the stock options was based on the growth of per share Adjusted EBITDA less Patient Equipment CapEx in respect of the 2020 fiscal year against the per share Adjusted EBITDA less Patient Equipment CapEx in respect of the 2019 fiscal year. The performance criteria applicable to the stock options was deemed satisfied based on the actual achievement of growth, such that 1/3rd of the stock options vested on each of December 31, 2020 and 2021, and the remaining 1/3rd are eligible to vest on December 31, 2022.

The performance criteria applicable to the shares of restricted stock is based on the compound annual growth rate of the price per share of our Common Stock as of the applicable vesting date against a baseline per share price of $10.00. The performance criteria applicable to the shares of restricted stock was deemed satisfied based on the actual compound annual growth rate as of each of December 31, 2020 and December 31, 2021, such that 1/3rd of the shares of restricted stock vested on each such date. The remaining 1/3rd are eligible to vest on December 31, 2022, subject to the achievement of the applicable performance criteria. The shares of restricted stock that fail to vest based on the achievement of the performance criteria will be forfeited for no consideration.

In the event that Mr. Parnes experiences a termination of employment by us without “cause” (other than due to death or disability) or by Mr. Parnes for “good reason,” in each case, Mr. Parnes will vest in the stock options (with such vesting to occur on the date of termination) and will remain eligible to vest in shares of restricted stock, as applicable, that would have vested had the executive not undergone a termination until the end of the 24 month period following the date of termination; provided, however, that if such termination occurs within one year following a “change in control,” or Mr. Parnes experiences a termination as a result of his death or disability, Mr. Parnes will vest in the stock options (with such vesting to occur on the date of termination) and will remain eligible to vest in shares of restricted stock, as applicable, that would have vested had Mr. Parnes not undergone a termination until December 31, 2022. Any vesting of stock options or eligibility for continued vesting of restricted stock, in each case, following a termination of employment is subject to Mr. Parnes’ execution and non-revocation of a general release of claims in favor of the Company and its affiliates.

July 2020 Award. In connection with the commencement of his employment, the Committee approved the grant of shares of restricted stock to Mr. Clemens pursuant to the Plan and the applicable form of award agreement. The shares of restricted stock are eligible to vest 1/3rd on each of the first three anniversaries of July 13, 2020, subject to Mr. Clemens’ continued employment through each applicable vesting date.

January 2021 Awards. On January 28, 2021, the Committee approved the grants of nonqualified stock options to Messrs. Griggs, Parnes, and McGee, and the grants of shares of restricted stock to Messrs. Clemens, Prast, and Bunting, in each case, pursuant to the Plan and the applicable form of award agreement. The stock options are eligible to vest 1/3rd on each of the first three anniversaries of the grant date, subject to the executive’s employment through each applicable vesting date. The shares of restricted stock are eligible to vest, subject in all cases to the executive’s continued employment through each applicable vesting date, 1/3rd on each of the first three anniversaries of January 1, 2021, other than the awards of 50,000 shares to each of Messrs. Prast and Bunting, which are eligible to vest 25% on each of the first four anniversaries of February 1, 2021.

May 2021 Awards. On May 20, 2021, the Committee approved awards of restricted stock to the named executive officers (other than Mr. McGee) to incentivize, and subject to, the achievement of $75 million in AeroCare Synergies through December 31, 2021, pursuant to the Plan and the applicable form of award agreement. Because the foregoing performance condition was satisfied, the shares are eligible to vest 1/3rd on each of the first three anniversaries of February 28, 2021, subject to the executive’s continued employment through each applicable vesting date.

October 2021 Awards. On October 11, 2021, the Committee approved the grants of shares of restricted stock to the named executive officers (other than Mr. McGee) pursuant to the Plan and the applicable form of award agreement. The shares of restricted stock are eligible to vest 1/3rd on each of the first three anniversaries of the grant date, subject to the executive’s continued employment through each applicable vesting date.

MOU. Pursuant to the MOU entered into in connection with his resignation from the Company, notwithstanding anything contrary in the applicable award agreements with Mr. McGee, the vesting of unvested equity awards then held by Mr. McGee that were scheduled to vest as of December 31, 2021 was accelerated on a pro rata basis through June 11, 2021, the date of Mr. McGee’s resignation. All equity awards that did not vest in accordance with the foregoing were forfeited at such time.

Health and Welfare Plans

Our named executive officers (other than Mr. McGee) are generally eligible to participate in the employee benefit plans, including medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans maintained by the Company or one of our subsidiaries, in each case on the same basis as all of our other employees.

Retirement Plan

One of our subsidiaries sponsors a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code, for the benefit of our employees, including our named executive officers. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. All employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Pre-tax contributions by participants to the plan and the income earned on those contributions are generally not taxable to participants until withdrawn, and, participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee is 100% vested in his or her pre-tax deferrals when contributed. We currently make an employer matching contribution of 100% on the first 1% of an employee’s contribution and 50% on the next 2% of an employee’s contribution.

Grants of Plan-Based Awards Table

The following table sets forth grants of plan-based awards to our named executive officers during the year ended December 31, 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)	Number of Other Stock Awards (#) (3)	Number of Other Option Awards (#) (4)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Stephen Griggs	January 28, 2021	—	531,250	—	—	—	—	—	—	—	—
	January 28, 2021	—	—	—	—	—	—	—	66,600	42.61	750,582
	January 28, 2021	—	—	—	—	—	—	—	77,700	48.17	766,899
	January 28, 2021	—	—	—	—	—	—	—	90,090	53.72	781,981
	May 20, 2021	175,000	175,000	225,000	—	—	—	—	—	—	—
	May 20, 2021	—	—	—	—	7,650	—	—	—	—	187,655
	October 11, 2021	—	—	—	—	—	—	13,258	—	—	308,381
Jason Clemens	January 28, 2021	—	365,000	—	—	—	—	—	—	—	—
	January 28, 2021	—	—	—	—	—	—	20,791	—	—	774,465
	May 20, 2021	148,750	148,750	191,250	—	—	—	—	—	—	—
	May 20, 2021	—	—	—	—	6,503	—	—	—	—	159,519
	October 11, 2021	—	—	—	—	—	—	40,359	—	—	938,750
Joshua Parnes	January 28, 2021	—	531,250	—	—	—	—	—	—	—	—
	January 28, 2021	—	—	—	—	—	—	—	66,600	42.61	750,582
	January 28, 2021	—	—	—	—	—	—	—	77,700	48.17	766,899
	January 28, 2021	—	—	—	—	—	—	—	90,090	53.72	781,981
	May 20, 2021	175,000	175,000	225,000	—	—	—	—	—	—	—
	May 20, 2021	—	—	—	—	7,650	—	—	—	—	187,655
	October 11, 2021	—	—	—	—	—	—	13,258	—	—	308,381
Albert Prast	January 28, 2021	—	258,750	—	—	—	—	—	—	—	—
	January 28, 2021	—	—	—	—	—	—	50,000	—	—	2,007,500
	January 28, 2021	—	—	—	—	—	—	10,731	—	—	430,850
	May 20, 2021	131,250	131,250	168,750	—	—	—	—	—	—	—
	May 20, 2021	—	—	—	—	5,738	—	—	—	—	140,753
	October 11, 2021	—	—	—	—	—	—	6,364	—	—	148,027
Daniel Bunting	January 28, 2021	—	185,000	—	—	—	—	—	—	—	—
	January 28, 2021	—	—	—	—	—	—	50,000	—	—	2,007,500
	January 28, 2021	—	—	—	—	—	—	8,719	—	—	350,068
	May 20, 2021	113,750	113,750	146,250	—	—	—	—	—	—	—
	May 20, 2021	—	—	—	—	4,973	—	—	—	—	121,988
	October 11, 2021	—	—	—	—	—	—	955	—	—	22,213
Luke McGee (6)	January 28, 2021	—	500,000	—	—	—	—	—	—	—	—
	January 28, 2021	—	—	—	—	—	—	—	66,600	42.61	750,582
	January 28, 2021	—	—	—	—	—	—	—	77,700	48.17	766,899
	January 28, 2021	—	—	—	—	—	—	—	90,090	53.72	781,981

(1)	Equity awards granted on January 28, 2021, May 20, 2021, and October 11, 2021 were made pursuant to the 2019 Stock Incentive Plan. Annual cash bonus opportunities granted on January 28, 2021 were made pursuant to the Company’s annual bonus plan. Cash award opportunities granted on May 20, 2021 were one-time incentive opportunities intended to drive the achievement of pre-established goals for AeroCare Synergies.

(2)	Shares of restricted stock reported in this column were eligible to vest based upon the achievement of $75 million in AeroCare Synergies and, because the applicable performance condition was satisfied, the shares vest 1/3rd on each of the first, second and third anniversaries of February 28, 2021.

(3)	Shares of restricted stock reported in this column are eligible to vest as follows: (i) with respect to awards granted on January 28, 2021 (other than awards of 50,000 shares granted to each of Messrs. Prast and Bunting), 1/3rd on each of the first, second and third anniversaries of January 1, 2021; (ii) with respect to awards of 50,000 shares granted on January 28, 2021 to each of Messrs. Prast and Bunting, 25% on each of the first, second, third, and fourth anniversaries of February 1, 2021; and (iii) with respect to awards granted on October 11, 2021, 1/3rd on each of the first, second, and third anniversaries of the grant date.

(4)	Premium priced stock options reported in this column vest 1/3rd on each of the first, second and third anniversaries of the grant date.

(5)	The amounts reported in this column represent the aggregate grant-date fair value of the shares of restricted stock and stock options, which was determined in accordance with FASB ASC 718. These amounts reflect the grant-date fair value of the shares of restricted stock and stock options for accounting purposes and do not represent the actual economic value that may be realized by each named executive officer. There can be no assurance that these amounts will ever be realized. See note 11, Stockholders’ Equity, to our consolidated financial statements for the fiscal year ended December 31, 2021 to our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used to calculate these values.

(6)	The bonus opportunity and stock options granted to Mr. McGee in 2021 were forfeited on account of his resignation without good reason on June 11, 2021.

Outstanding Equity Awards at Fiscal Year End Table

The following table sets forth outstanding equity awards held by each of our named executive officers as of December 31, 2021.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (10)
Stephen Griggs	January 28, 2021 (1)	—	66,600	42.61	January 28, 2026	—	—
	January 28, 2021 (1)	—	77,700	48.17	January 28, 2026	—	—
	January 28, 2021 (1)	—	90,090	53.72	January 28, 2026	—	—
	February 1, 2021(2)	782,699	—	8.50	March 1, 2030	—	—
	February 1, 2021(2)	559,071	—	4.38	August 1, 2026	—	—
	May 20, 2021 (3)	—	—	—	—	7,650	187,119
	October 11, 2021 (4)	—	—	—	—	13,258	324,291
Jason Clemens	July 13, 2020 (5)	—	—	—	—	39,612	968,910
	January 28, 2021 (6)	—	—	—	—	20,791	508,548
	May 20, 2021 (3)	—	—	—	—	6,503	159,063
	October 11, 2021 (4)	—	—	—	—	40,359	987,181
Joshua Parnes	November 21, 2019 (7)	—	—	—	—	50,000	1,223,000
	November 21, 2019 (8)	416,667	416,667	11.50	November 21, 2029	—	—
	January 28, 2021 (1)	—	66,600	42.61	January 28, 2026	—	—
	January 28, 2021 (1)	—	77,700	48.17	January 28, 2026	—	—
	January 28, 2021 (1)	—	90,090	53.72	January 28, 2026	—	—
	May 20, 2021 (3)	—	—	—	—	7,650	187,119
	October 11, 2021 (4)	—	—	—	—	13,258	324,291
Albert Prast	January 28, 2021 (9)	—	—	—	—	50,000	1,223,000
	January 28, 2021 (6)	—	—	—	—	10,731	262,480
	February 1, 2021(2)	335,443	—	2.69	April 20, 2024	—	—
	February 1, 2021(2)	180,021	—	8.50	March 1, 2030	—	—
	February 1, 2021(2)	89,451	—	4.38	August 1, 2026	—	—
	May 20, 2021 (3)	—	—	—	—	5,738	140,351
	October 11, 2021 (4)	—	—	—	—	6,364	155,663
Daniel Bunting	January 28, 2021 (9)		—	—	—	50,000	1,223,000
	January 28, 2021 (6)		—	—	—	8,719	213,267
	February 1, 2021(2)	223,628	—	2.69	January 1, 2023	—	—
	February 1, 2021(2)	180,021	—	8.50	March 1, 2030	—	—
	February 1, 2021(2)	89,451	—	4.38	August 1, 2026	—	—
	May 20, 2021 (3)		—	—	—	4,973	121,640
	October 11, 2021 (4)		—	—	—	955	23,359
Luke McGee (11)	—	—	—	—	—	—	—

(1)	The amounts in the Unexercisable column represent grants of stock options eligible to vest 1/3rd on each of the first, second and third anniversaries of the grant date. For additional information, see “—Narrative to Summary Compensation Table—2019 Stock Incentive Plan” above.

(2)	Represents Company options substituted for previously granted AeroCare options in connection with the AeroCare transaction.

(3)	Represents grants of restricted stock eligible to vest 1/3rd on each of the first, second and third anniversaries of February 28, 2021, as applicable performance criteria were satisfied. For additional information, see “—Narrative to Summary Compensation Table—2019 Stock Incentive Plan” above.

(4)	Represents grants of restricted stock eligible to vest 1/3rd on each of the first, second and third anniversaries of the grant date. For additional information, see “—Narrative to Summary Compensation Table—2019 Stock Incentive Plan” above.

(5)	Represents a grant of restricted stock eligible to vest 50% on each of July 13, 2022 and July 13, 2023. For additional information, see “—Narrative to Summary Compensation Table—2019 Stock Incentive Plan” above.

(6)	Represents a grant of restricted stock eligible to vest 1/3rd on each of the first, second and third anniversaries of January 1, 2021. For additional information, see “—Narrative to Summary Compensation Table—2019 Stock Incentive Plan” above.

(7)	Represents grant of restricted stock eligible to vest on December 31, 2022, subject to the achievement of performance criteria. For additional information, see “—Narrative to Summary Compensation Table—2019 Stock Incentive Plan” above.

(8)	The amount in the Unexercisable column represents a grant of stock options eligible to vest on December 31, 2022. For additional information, see “—Narrative to Summary Compensation Table—2019 Stock Incentive Plan” above.

(9)	Represents grants of restricted stock eligible to vest 25% on each of the first, second, third and fourth anniversaries of February 1, 2021. For additional information, see “—Narrative to Summary Compensation Table—2019 Stock Incentive Plan” above.

(10)	As of December 31, 2021, the fair market value of a share of our Common Stock was $24.46.

(11)	Pursuant to the MOU entered into in connection with his resignation from the Company, the vesting of unvested equity awards then held by Mr. McGee that were scheduled to vest as of December 31, 2021 was accelerated on a pro rata basis through June 11, 2021, the date of Mr. McGee’s resignation. All equity awards that did not vest in accordance with the foregoing were forfeited at such time. All vested stock options then held by Mr. McGee were required to be exercised no later than the 90th day following his resignation, and any not exercised by such date were forfeited. Accordingly, Mr. McGee held no outstanding equity awards as of December 31, 2021.

Option Exercises and Stock Vested Table

The following table sets forth information concerning stock option exercises by and the vesting of stock awards held by our named executive officers during the fiscal year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen Griggs	—	—	—	—
Jason Clemens (1)	—	—	19,806	520,304
Joshua Parnes (2)	416,666	9,045,819	24,424	597,411
Albert Prast	—	—	—	—
Daniel Bunting	—	—	—	—
Luke McGee (3)	601,599	14,268,714	22,192	603,844

(1)	Represents shares of restricted stock that vested on July 13, 2021, on which date the fair market value of a share of our Common Stock was $26.27.

(2)	Represents stock options exercised on August 4, 2021, on which date the fair market value of a share of our Common Stock was $21.71, and shares of restricted stock that vested on December 31, 2021, on which date the fair market value of a share of our Common Stock was $24.46.

(3)	Represents 200,000 and 401,599 stock options exercised on June 14, 2021 and August 4, 2021, respectively, on which dates the fair market value of a share of our Common Stock were $27.75 and $21.71, respectively, and shares of restricted stock that vested on June 11, 2021, on which date the fair market value of a share of our Common Stock was $27.21.

Pension Benefits

We do not currently sponsor or maintain any defined benefit pension plans or other benefit plans providing specified retirement payments and benefits.

Non-Qualified Deferred Compensation

We do not currently sponsor or maintain any non-qualified defined contribution or other non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

The following describes the potential payments and benefits that we would provide to our named executive officers in connection with a termination of employment and/or a change in control, in each case, as of December 31, 2021.

Name	Cash Severance Payment ($)	Continued Benefits ($)	Value of Accelerated Equity Awards ($) (1)
Stephen Griggs
Termination by the Company without cause or by the Executive for good reason	2,500,000	—	340,923
Termination for disability or upon death	—	—	340,923
Jason Clemens
Termination by the Company without cause	1,040,000	—	1,036,052
Termination by the Executive for good reason	1,040,000	15,839	1,036,052
Termination for disability or upon death	—	—	1,036,052
Joshua Parnes
Termination by the Company without cause or by the Executive for good reason	2,500,000	—	5,740,928 (2)
Termination for disability or upon death	—	—	5,740,928 (2)
Albert Prast
Termination by the Company without cause or by the Executive for good reason	337,500	8,612	440,035
Termination for disability or upon death	337,500	—	440,035
Daniel Bunting
Termination by the Company without cause or by the Executive for good reason	60,000	3,051	417,385
Termination for disability or upon death	60,000	—	417,385
Luke McGee
Voluntary resignation without good reason	—	—	3,509,296 (3)

(1)	Except as noted below with respect to Mr. McGee, represents the value of shares of restricted stock and, with respect to Mr. Parnes only, in-the-money stock options, that would become vested upon the specified termination event, based on the fair market value of a share of our Common Stock on December 31, 2021, which was $24.46.

(2)	In addition, following the specified termination event, Mr. Parnes would remain eligible to vest in 50,000 shares of restricted stock on December 31, 2022.

(3)	Represents the value of 184,932 stock options and 22,192 shares of restricted stock that vested on June 11, 2021 pursuant to the MOU entered into by the Company and Mr. McGee in connection with his resignation.

Cash Severance Benefits

Other than as set forth below, and specifically excluding any benefits under employee benefit plans generally available to our employees, we did not offer or have in place for our named executive officers any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control as of December 31, 2021.

Stephen Griggs. Pursuant to his employment agreement, if Mr. Griggs’ employment is terminated by the Company without “cause” or by Mr. Griggs for “good reason” (as such terms are defined in his employment agreement), subject to his execution and non-revocation of a general release of claims in favor of the Company and its affiliates, Mr. Griggs is entitled to entitled to receive (i) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination, (ii) continued payment of base salary for a period of 24 months following such date of termination, and (iii) an amount equal to two times his then-current target annual bonus, payable in substantially equal installments during the 24-month period following such date of termination in accordance with regular payroll practices.

Jason Clemens. Pursuant to his employment agreement, if Mr. Clemens’ employment is terminated by the Company without “cause” or by Mr. Clemens for “good reason” (as such terms are defined in his employment agreement), subject to his execution and non-revocation of a general release of claims in favor of the Company and its affiliates, Mr. Clemens is entitled to entitled to receive (i) continued payment of base salary for a period of 12 months following such date of termination, (ii) an amount equal to his then-current target annual bonus, prorated for the number of days Mr. Clemens was employed during the year of termination, payable on the regular payment date for annual bonuses earned by the Company’s senior management, and, in the event of his resignation for “good reason,” (iii) continued employee benefits and automobile allowance for the period of salary continuation.

Joshua Parnes. Pursuant to his employment agreement, if Mr. Parnes’ employment is terminated by the Company without “cause” or by Mr. Parnes for “good reason” (as such terms are defined in his employment agreement), subject to his execution and non-revocation of a general release of claims in favor of the Company and its affiliates, Mr. Parnes is entitled to entitled to receive (i) any unpaid annual bonus in respect of any completed fiscal year that has ended prior to the date of such termination, (ii) continued payment of base salary for a period of 24 months following such date of termination, and (iii) an amount equal to two times his then-current target annual bonus, payable in substantially equal installments during the 24-month period following such date of termination in accordance with regular payroll practices.

Albert Prast. Pursuant to his employment agreement, if Mr. Prast’s employment is terminated by the Company without “cause” or by Mr. Prast for “good reason” (as such terms are defined in his employment agreement), Mr. Prast is entitled to entitled to (i) continued payment of base salary for a period of 9 months following such date of termination, (ii) any annual bonus definitively granted to Mr. Prast by the Company but not yet paid, and (iii) continued coverage, at the Company’s cost, under the Company’s medial dental, life, and disability insurance plans for a period of 9 months following such date of termination. Upon the termination of Mr. Prast’s employment by reason of his disability or death, Mr. Prast (or his surviving spouse or estate, as the case may be) is entitled to (A) continued payment of his base salary for 9 months (payable in lump sum in the instance of his death) and (B) any annual bonus definitively granted to Mr. Prast by the Company but not yet paid.

Daniel Bunting. Pursuant to his employment agreement, if Mr. Bunting’s employment is terminated by the Company without “cause” or by Mr. Bunting for “good reason” (as such terms are defined in his employment agreement), Mr. Bunting is entitled to entitled to (i) a lump sum payment of $60,000, and (ii) any annual bonus definitively granted to Mr. Bunting by the Company but not yet paid, and (iii) continued coverage, at the Company’s cost, under the Company’s medial dental, life, and disability insurance plans for a period of 6 months following such date of termination. Upon the termination of Mr. Bunting’s employment by reason of his disability or death, Mr. Bunting (or his surviving spouse or estate, as the case may be) is entitled to (A) a lump sum payment of $60,000 and (B) any annual bonus definitively granted to Mr. Bunting by the Company but not yet paid.

Luke McGee. Pursuant to the MOU entered into in connection with his resignation from the Company, Mr. McGee’s resignation was without “good reason” under his former employment agreement, and therefore, Mr. McGee was not eligible to receive any severance payments upon his resignation on June 11, 2021.

Stock Incentive Plan

See “—Narrative to Summary Compensation Table—2019 Stock Incentive Plan” above for the treatment of equity awards held by our named executive officers in connection with a termination of employment and/or a change in control.

Director Compensation

The following table sets forth the material terms of the compensation received by each of our non-employee directors for the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Richard Barasch	50,000	200,268	250,268
Terence Connors	100,000	100,145	200,145
Susan Weaver, M.D.	75,000	100,145	175,145
Brad Coppens	50,000	125,153	175,153
Dale Wolf	50,000	100,145	150,145
David S. Williams III	50,000	100,145	150,145
Ted Lundberg	37,500	100,145	137,645
Greg Belinfanti	25,000	100,145	125,145
Alan Quasha	25,000	—	25,000

(1)	For the year ended December 31, 2021, each of our non-employee directors received cash payments totaling $50,000, representing their annual retainer fees for their service during 2021, with the exception of Messrs. Lundberg, Belinfanti and Quasha. The amounts reported for Messrs. Lundberg and Belinfanti represent the pro-rated amount of their annual retainer fees for their service following their appointment to our Board of Directors during the year ended December 31, 2021. The amount reported for Mr. Quasha represents the pro-rated amount of his annual retainer fees for the time period he served on our Board of Directors during the year ended December 31, 2021. The amounts reported for each of Dr. Weaver and Mr. Connors include additional cash payments totaling $25,000 and $50,000, respectively, representing their annual retainer fees for their service as chairs of our compliance committee and audit committee, respectively.

(2)	Represents the aggregate grant-date fair value for accounting purposes, in accordance with FASB ASC 718, of (i) 4,509 shares of restricted stock to each of our non-employee directors, and (ii) with respect to Messrs. Barasch and Coppens, an additional 4,508 and 1,126, respectively, shares of restricted stock for their service as our Chairman and the chair of our compensation committee, respectively, granted pursuant to the Plan and approved by our compensation committee on July 27, 2021 and will vest 100% on the occurrence of our 2022 annual meeting of stockholders.

Narrative to Director Compensation

In general, during each fiscal year, our non-employee directors are eligible to receive (i) an annual cash retainer of $50,000 and (ii) a grant of shares of restricted stock in the amount of $100,000, determined based on the volume-weighted average price of a share of Common Stock as reported by NASDAQ for the 20 days immediately prior to the annual meeting of stockholders of the Company. Our Chairman and the chairs of certain of our board committees are eligible to receive an additional annual retainer (in cash or as a grant of restricted shares (determined based on the volume-weighted average price of a share of Common Stock as reported by NASDAQ for the 20 days immediately prior to the annual meeting of stockholders of the Company), at the non-employee director’s election) in the following amounts:

•	$100,000 for our Chairman;

•	$50,000 for the chair of our audit committee; and

•	$25,000 for the chairs of each of the Committee and compliance committee.

Our Chairman also serves as the chair of our nominating and governance committee, for which he does not receive any additional retainer fees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions.

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our officers or directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our voting stock;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother in law, father in law, son in law, daughter in law, brother in law or sister in law of a director, an officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of our voting stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee has the responsibility to review related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of April 26, 2022:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our named executive officers and directors; and

•	all of our current officers and directors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our Common Stock as of April 26, 2022 is based on 136,943,532 shares of Common Stock issued and outstanding in the aggregate as of April 26, 2022 assuming the issuance of restricted shares of Common Stock pursuant to approved grants.

Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of voting stock beneficially owned by them.

Beneficial Ownership Table

	Common Stock
Name and Address of Beneficial Owner(1)	# of Shares	% of Total
Directors and Officers
Richard Barasch(2)	866,251	*
Dr. Susan Weaver	32,573	*
Gregory Belinfanti	4,509	*
Terence Connors	14,018	*
Dale Wolf(3)	45,518	*
Brad Coppens(4)	10,144	*
David Williams III(5)	9,018	*
Stephen Griggs(6)	5,021,735	3.63%
Theodore Lundberg(7)	9,457,343	6.91%
Joshua Parnes(8)	1,110,322	*
Jason Clemens	129,961	*
Albert Prast	673,130	*
Daniel Bunting	557,747	*
Luke McGee (9) (10)	4,746,601	3.47%
Stockholders beneficially owning 5% or more of our Common Stock
Everest Trust(11)	15,644,839	11.37%
OEP AHCO Investment Holdings, LLC(12)	13,818,180	9.88%
Peloton Equity GP, LLC (13)	9,457,343	6.91%
Matthew Ebbel (14)	8,132,219	5.94%
Deerfield Management Company, L.P.(15)	10,205,445	7.45%
Still Water Nevada Trust(16)	7,336,557	5.34%
The Vanguard Group - 23 - 1945930(17)	7,159,298	5.23%
All directors and executive officers as a group (17 individuals)	23,672,907	17.29%

*	Represents beneficial ownership of less than 1% of our Common Stock.

(1)	Unless otherwise noted, the business address of each of the listed entities or individuals is c/o AdaptHealth LLC, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462.

(2)	The business address of Mr. Barasch is 780 Third Avenue, New York, NY 10017. Includes shares of Common Stock underlying 527,314 warrants that are currently exercisable.

(3)	The business address of Mr. Wolf is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, CA 90802.

(4)	The business address of Mr. Coppens is c/o InTandem Capital Partners, One Vanderbilt Avenue, Suite 2400, New York NY 10017.

(5)	The business address of Mr. Williams is 6272 Condon Ave., Los Angeles CA 90056.

(6)	Includes 1,341,770 shares of Common Stock subject to outstanding options and 78,130 shares of Common Stock underlying options that are currently exercisable.

(7)	The business address of Mr. Lundberg is 10 Glenville Street, Greenwich, CT 06831. Includes shares beneficially owned by Peloton Equity GP, LLC.

(8)	Includes 494,796 shares of Common Stock underlying options that are currently exercisable.

(9)	Includes shares held directly by Fresh Pond Investment LLC (“Fresh Pond”), 2321 Capital LLC (“2321 Capital”) and LBM DME Holdings LLC (“LBM”), entities controlled by Mr. McGee. Fresh Pond holds 1,835,710 shares of Common Stock. 2321 Capital holds 766,244 shares of Common Stock. LBM holds 1,224,606 shares of Common Stock. The business address of Mr. McGee is c/o Harris St. Laurent & Wechsler LLP, 40 Wall St., 53rd Fl., New York, NY 10005.

(10)	Mr. McGee resigned from all positions with the Company, including as a member of the Company’s board of directors, effective as of June 11, 2021.

(11)	Based upon information reported on the Schedule 13D filed with the SEC on January 9, 2020 and other information provided to the Company. Includes shares and warrants held directly by Clifton Bay Offshore Investments L.P. (“Clifton Bay Investments”) and Quadrant Management, Inc. (“QMI”). Clifton Bay Investments holds 15,436,559 shares of Common Stock (including shares of Common Stock underlying 665,628 warrants that are currently exercisable). QMI holds 208,280 shares of Common Stock (including 41,473 shares of Common Stock underlying warrants that are currently exercisable). The general partner of Clifton Bay Investments is Clifton Bay Management Ltd. (“Clifton Bay Management”), which is indirectly owned by the Trustee of the Everest Trust (“Everest”), a trust settled by Mr. Wayne Quasha. Q Management Services (PTC) Ltd., as Trustee of Everest Trust, owns all of the shares of Everest Hill Group Inc., which indirectly controls Clifton Bay Management. Vicali Services (BVI) Inc., a British Virgin Islands company (“Vicali”), is the sole director of Everest Hill Group Inc. and Q Management, and Susan V. Demers, a United States citizen, and Andrea J. Douglas, a citizen of New Zealand, are the directors of Vicali and each of them has voting power over Vicali and thus power over investment and voting determinations made by Clifton Bay Management. QMI is owned by Everest Hill Group Inc. Mr. Wayne Quasha ultimately beneficially owns all of the shares of Everest Hill Group Inc., and as such, is in a position, indirectly, to determine the investment and voting decisions made by Everest Hill Group Inc. and Clifton Bay Management. The business address of Clifton Bay Investments and Clifton Bay Management is Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110. The business address of Mr. Wayne Quasha is c/o PFD Corporate Services (BVI) Limited, Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110. The business address of Everest Hill Group Inc. is Tropic Isle Building, P.O. Box 3331, Road Town, Tortola, British Virgin Islands VG 1110.

(12)	Based upon information reported on the Schedule 13D/A filed with the SEC on August 31, 2020. The business address of OEP AHCO Investment Holdings, LLC is c/o One Equity Partners, 510 Madison Avenue, 19th Floor, New York NY 10022.

(13)	Based upon information reported on the Schedule 13D filed with the SEC on March 15, 2021. Includes 6,680,833 shares of Common Stock held directly by Peloton Equity AeroCare SPV I, L.P., 634,347 shares of Common Stock held directly by Peloton Equity AeroCare SPV II, L.P. and 2,142,163 shares of Common Stock held directly by Peloton Equity I, L.P. (collectively, with Peloton Equity AeroCare SPV I, L.P. and Peloton Equity AeroCare SPV II, L.P., the “Peloton Funds”). Theodore Lundberg and Carlos Ferrer, as the managing members of Peloton Equity GP, LLC, may be deemed to beneficially own the shares held directly by Peloton Funds.

(14)	Based upon information reported on the Form 4 filed with the SEC on March 15, 2022. Includes 5,662,814 shares of Common Stock held directly by SkyKnight Aero Holdings, LLC (“SkyKnight Aero Holdings”), and 2,482,757 shares of Common Stock held directly by SkyKnight Capital Fund II, L.P. (“SkyKnight Fund II”). SkyKnight Capital, L.P. (“SkyKnight Capital”), as manager of SkyKnight Aero Holdings, and SkyKnight Capital Management, LLC (“SkyKnight Capital Management”), as the general partner of SkyKnight Capital, may be deemed to beneficially own the shares held directly by SkyKnight Aero Holdings. SkyKnight Capital II GP, LLC (“SkyKnight II GP”), as the general partner of SkyKnight Fund II, may be deemed to beneficially own the shares held directly by SkyKnight Fund II. Mr. Ebbel, as the managing member of each of SkyKnight Capital Management and SkyKnight II GP, may be deemed to beneficially own the shares held directly by SkyKnight Aero Holdings and SkyKnight Fund II.

(15)	Based upon information reported on the Schedule 13G/A filed with the SEC on February 11, 2022. Comprised of 10,205,445 shares of Common Stock held by Deerfield Private Design Fund IV, L.P. and Deerfield Partners, L.P., of which Deerfield Management Company, L.P. is the investment manager. James E. Flynn reported shared beneficial ownership over the shares beneficially owned by Deerfield Management Company, L.P. The address of Deerfield Management Company, L.P. is 345 Park Avenue South, 12th Floor, New York, NY 10010.

(16)	Includes shares and warrants held directly by Blue River NJ LLC (“Blue River”) and Quad Cap LLC (“Quad Cap”). Blue River holds 6,213,085 shares of Common Stock (including 274,768 shares of Common Stock underlying warrants that are currently exercisable). Quad Cap holds 1,123,472 shares of Common Stock (including 129,221 shares of Common Stock underlying warrants that are currently exercisable). The trustee of the trust is Peak Trust Company — NV, with a principal business address of 1840 East Warm Springs Road, Suite 105, Las Vegas, NV 89119.

(17)	Based upon information reported on the Schedule 13G filed with the SEC on February 9, 2022. The business address of the Vanguard Group – 23-1945930 is 100 Vanguard Blvd. Malvern, PA 19355.

SOLICITATION OF PROXIES

We will bear the cost of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, we may, through our directors and officers, solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own, or are part of a group that owns, more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely on our review of such reports filed with the SEC, and written representations from directors and executive officers that all Section 16(a) reports required to be filed for such persons had been filed, we believe that no director, officer or beneficial owners of more than 10% of our total outstanding shares of Common Stock failed to file the reports required by Section 16(a) of the Exchange Act on a timely basis during the fiscal year ended December 31, 2021, except for two Form 4 reports relating to two transactions for Mr. Mullen and one report relating to one transaction for Mr. Wolf, which were inadvertently filed late.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of the Notice, this proxy statement or our Annual Report on Form 10-K to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of proxy materials at the same address this year or in future years, the stockholders should follow the instructions described below. We will promptly deliver such additional sets of proxy materials to stockholders who so request. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of proxy materials, the stockholders should follow these instructions:

•	If the shares are registered in the name of the stockholder, the stockholder should contact us at (i) (610) 630-6357 or (ii) at AdaptHealth LLC, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462, Attention: Secretary, to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a 8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for our annual meeting of stockholders to be held in 2023, we must receive the proposal at our principal executive offices at AdaptHealth LLC, 220 West Germantown Pike, Suite 250, Plymouth Meeting, PA 19462, Attention: Secretary, not later than March 25, 2023. In addition, a director nomination or a stockholder proposal of other business for consideration at our 2023 annual meeting that is not intended for inclusion in our proxy statement under Rule 14a 8 may be brought before our 2023 annual meeting so long as we receive information and notice of the nomination or proposal in compliance with the requirements set forth in our bylaws at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the 2023 annual meeting is more than 30 days before or more than 70 days after such anniversary date, such nomination proposal must be received at our principal executive offices not earlier than the close of business on the 120th day before the 2023 annual meeting and not later than (x) the close of business on the 90th day before the 2023 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2023 annual meeting is first made by the Company. In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 24, 2023.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties wishing to communicate with the board of directors or with an individual board member concerning the Company may do so by writing to the board or to the particular board member and mailing the correspondence to our principal executive offices to the attention of our Secretary. If from a stockholder, the envelope should indicate that it contains a stockholder communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.

AVAILABLE INFORMATION

We will provide to any stockholder entitled to vote at our Annual Meeting, at no charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 1, 2022, including the financial statements and the financial statement schedules contained in the Form 10-K. Our Annual Report on Form 10-K and our other filings with the SEC are available to the public through the SEC’s website at https://www.sec.gov and are also available through our website at https://www.adapthealth.com/investor-relations. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of this proxy statement. You may request a copy of the Annual Report on Form 10-K or additional copies of this proxy statement at no cost in writing or by telephone at the following address and phone number:

AdaptHealth LLC

220 West Germantown Pike, Suite 250

Plymouth Meeting, PA 19462

Attention: Secretary Telephone: (610) 630 6357

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS OF ADAPTHEALTH CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned hereby appoints Stephen Griggs and Christopher Joyce (together, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the 2022 annual meeting (the “annual meeting”) of stockholders of AdaptHealth Corp. (the “Company”) to be held virtually at 10:30 a.m. Eastern time on June 22, 2022, and at any adjournments and/or postponements thereof. The Shares shall be voted as indicated with respect to the proposals listed below hereof and in the Proxies’ discretion on such other matters as may properly come before the annual meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE CLASS III DIRECTOR NOMINEES, “FOR” PROPOSALS 2 AND 3 AND “ONE YEAR” FOR PROPOSAL 4.

The proxy statement is available at http://www.adapthealth.com/investor-relations. The proxy statement contains important information regarding each of the proposals listed below. You are encouraged to read the proxy statement carefully.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

ADAPTHEALTH CORP. – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE CLASS III DIRECTOR NOMINEES, “FOR” PROPOSALS 2 AND 3 AND "ONE YEAR" FOR PROPOSAL 4.		Please mark vote as indicated in this ☒ example

Election of Directors – To elect three directors to our board of directors, each to serve as a Class III director for a term of three years expiring at the 2025 annual meeting of stockholders and until his or her successor is duly elected and qualified. The following persons have been nominated as Class III directors:	FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES ☐	FOR ALL EXCEPT (See instructions below) ☐

Nominees:

01 Brad Coppens

02 Susan Weaver

03 Dale Wolf

To withhold authority to vote for any individual nominee(s), mark “For all Except” and write the number(s) of the nominees on the line below.

_________________________________________

Ratification of Appointment of KPMG LLP – To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Say-on-Pay – Non-binding advisory vote to approve the compensation paid to AdaptHealth’s named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Say-on-Frequency – Non-binding advisory vote to approve the frequency of a non-binding advisory vote on the compensation paid to AdaptHealth’s named executive officers.	ONE YEAR ☐	TWO YEARS ☐	THREE YEARS ☐	ABSTAIN ☐

Dated: [•], 2022

(Signature)

(Signature if held Jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. The Shares represented by this proxy when properly executed will be voted in the manner directed herein by the above signed stockholder(s). If no direction is made, this proxy will be voted FOR the election of each of the Class III director nominees, FOR Proposals 2 and 3 and ONE YEAR for Proposal 4. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.